As filed with the Securities and Exchange Commission on November 27, 2002.

                                                            File No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               -------------------

                              LP INNOVATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Nevada                            8742                        13-4222128
 (State or Other Jurisdiction     (Primary Standard Industrial   (IRS Employer Identification
      of Incorporation or         Classification Code Number)               Number)
         Organization)

                               330 Turnpike Street
                           Canton, Massachusetts 02021
                     (781) 821-5900 (Address, Including Zip
                           Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

           Douglas A. Laue
       Chief Financial Officer                                 Copy to:
        LP Innovations, Inc.
         330 Turnpike Street                             Peter G. Smith, Esq.
     Canton, Massachusetts 02021                  Kramer Levin Naftalis & Frankel LLP
          (781) 821-5900                                    919 Third Avenue
   (Name, Address, Including Zip                         New York, New York 10022
 Code, and Telephone Number, Including                        (212) 715-9100
   Area Code, of Agent for Service)

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the information statement/prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         -------------------------------
                         CALCULATION OF REGISTRATION FEE

--------------------- ------------------- ------------------- ------------------- -------------------
Title of Each Class                        Proposed Maximum    Proposed Maximum
of Securities to be      Amount to be       Offering Price        Aggregate           Amount of
     Registered           Registered           Per Unit         Offering Price     Registration Fee
--------------------- ------------------- ------------------- ------------------- -------------------
Common stock, par         5,100,000              --                  --                -- (1)
value $0.01 per
share
--------------------- ------------------- ------------------- ------------------- -------------------
Common stock, par         6,100,000             $0.80             $4,880,000             $449
value $0.01 per
share, underlying
warrants
--------------------- ------------------- ------------------- ------------------- -------------------

(1) These shares of Registrant's common stock will be distributed by CMRG to its stockholders at no charge.

                         -------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 ===============================================================================
   The information in this information statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
 ===============================================================================

         PRELIMINARY AND SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2002

                        INFORMATION STATEMENT/PROSPECTUS

                           [LP INNOVATIONS, INC. LOGO]

                              LP INNOVATIONS, INC.

       DISTRIBUTION OF APPROXIMATELY 5,100,000 SHARES OF COMMON STOCK AND OFFERING OF APPROXIMATELY 6,100,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

    We are furnishing this information statement/prospectus to the stockholders of Casual Male Retail Group, Inc. (which we refer to as "CMRG") in connection with CMRG's planned distribution to its stockholders of shares of our common stock as well as certain non-transferable warrants to purchase additional shares of our common stock. Each warrant will entitle the holder to purchase one share of our common stock at a price per share of $0.40 until six months after the distribution date. On the date which is six months after the distribution date, the warrant exercise price will increase to $0.80. The exercise price is subject to adjustment in certain circumstances. The warrants will be exercisable at any time or from time to time, in whole or in part, beginning on the distribution date and ending at 5:00 p.m., eastern standard time, on the date which is twelve months after the distribution date. If you are a holder of record of CMRG common stock at the close of business on the record date for the distribution, which will be as of 5:00 p.m., eastern standard time, on _______________, then you will be entitled to receive one share and one warrant for every seven shares of CMRG common stock that you hold on the record date. We expect the distribution to occur on or about ______________. On a Form S-1 registration statement of which this information statement/prospectus forms a part, we are registering approximately 5.1 million shares of our common stock being distributed and approximately 6.1 million shares of our common stock that may be issued upon exercise of the warrants, which includes warrants to purchase approximately 970,000 shares of our common stock to be issued to some of our employees. We will only receive funds for warrants which are exercised. CMRG will receive no proceeds from the exercise of warrants. We cannot be certain whether or not any warrants will be exercised. Assuming full exercise of the warrants, we expect the proceeds, before payment of fees and expenses, to be between approximately $2,424,000 and approximately $4,848,000, depending on the exercise price in effect at the time of exercise.
    No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. You will not be required to pay for the shares or warrants received by you in the distribution, to surrender or to exchange shares of CMRG common stock or take any other action to receive the shares or warrants in the distribution. Although you have no obligation to do so, you may choose to exercise the warrants that you receive to purchase additional shares of our common stock. Warrants are individual to and may only be exercised by the CMRG stockholder who receives them in the distribution. Warrants may not be transferred to any other person.
    No current public trading market exists for our common stock. We anticipate that, following the distribution, our common stock will be traded over-the-counter and that it will be quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. The warrants will not be publicly traded. Owning shares of our common stock and purchasing additional shares by exercising warrants will involve a high degree of risk. In reviewing this information statement/prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 15.
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The offering of common stock underlying the warrants is not being made to, nor will we issue common stock underlying the warrants to, any person or entity in any jurisdiction in which the offering or the exercise of warrants or issuance of common stock would not be in compliance with the securities or "blue sky" laws of that jurisdiction.

    If you have inquiries related to the distribution, you should contact American Stock Transfer & Trust Company, telephone 1-800-937-5449. American Stock Transfer & Trust Company will act as the distribution agent and warrant agent.
             The date of this information statement/prospectus is _____________.


                                TABLE OF CONTENTS

                                                                                          Page

SUMMARY......................................................................................1
   The Company...............................................................................1
   Background................................................................................2
   Questions and Answers About the Distribution and the Offering.............................4
   Summary of the Distribution and the Offering..............................................9
   Summary Historical Financial Data........................................................14

RISK FACTORS................................................................................15
   Risks Related to Our Business and Industry...............................................15
   Risks Related to Our Separation from CMRG, the Distribution and the Offering.............19

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................................24

DIVIDEND POLICY.............................................................................24

THE DISTRIBUTION............................................................................25
   Background and Reasons for the Distribution..............................................25
   Conditions Precedent to the Distribution.................................................25
   Manner of Effecting the Distribution.....................................................26
   Treatment of CMRG Options................................................................27
   Results of the Distribution..............................................................27
   Incurrence of Debt.......................................................................27
   Issuance of Convertible Preferred Stock..................................................28
   Approval and Trading of the Shares of LPI Common Stock...................................28
   Shares Eligible for Future Sale..........................................................28
   Reasons for Furnishing This Information Statement/Prospectus.............................29

THE OFFERING................................................................................30
   Background and Reasons for the Offering..................................................30
   Conditions Precedent to the Offering.....................................................30
   Terms of the Warrants....................................................................30
   Common Stock Underlying the Warrants.....................................................31
   Determination of Warrant Exercise Price..................................................31
   No Board Recommendation..................................................................31
   Method of Exercising the Warrants........................................................32
   Broker or Nominee Accounts; Non-U.S. Holders.............................................32
   Resolution of Procedural Questions and Ambiguities.......................................32
   Right to Reject Exercise; Regulatory Limitations.........................................33

USE OF PROCEEDS.............................................................................33

PLAN OF DISTRIBUTION........................................................................33

DISTRIBUTION AGENT AND WARRANT AGENT........................................................34

DILUTION....................................................................................34

                                       i



CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE OFFERING................35

ARRANGEMENTS BETWEEN CMRG AND LPI RELATING TO THE DISTRIBUTION..............................39
   Administrative Services Agreement........................................................39
   Loan and Security Agreement..............................................................39
   Issuance of Convertible Preferred Stock..................................................40
   Tax Sharing Agreement....................................................................40

SELECTED HISTORICAL FINANCIAL DATA..........................................................41

CAPITALIZATION..............................................................................42

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......44

BUSINESS....................................................................................52
   Background...............................................................................52
   Targeted Customers.......................................................................54
   Customer Concentrations..................................................................54
   Services and Products....................................................................54
   Marketing................................................................................55
   Competition..............................................................................56
   Employees................................................................................56
   Properties and Assets....................................................................56
   Legal Proceedings........................................................................56

MANAGEMENT..................................................................................57
   Directors and Executive Officers.........................................................57
   Committees of the Board of Directors.....................................................59
   Director Compensation....................................................................59
   Executive Compensation...................................................................60
   Stock Incentive Plan.....................................................................61
   New Plan Benefits........................................................................65

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT...................67

DESCRIPTION OF LPI CAPITAL STOCK............................................................72

EXPERTS.....................................................................................77

ADDITIONAL INFORMATION......................................................................78

INDEX TO FINANCIAL STATEMENTS..............................................................F-1

                                     SUMMARY

        The following is a summary of certain information contained elsewhere in this information statement/prospectus concerning the distribution to stockholders of Casual Male Retail Group, Inc. of shares of common stock of LP Innovations, Inc. and warrants to purchase additional shares of common stock of LP Innovations, Inc. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, set forth elsewhere in this information statement/prospectus. We encourage you to read the entire information statement/prospectus and, in particular, the Risk Factors beginning on page 15. Unless the context otherwise requires, references in this information statement/prospectus to "we", "us", "our", "LPI" or "the Company" mean LP Innovations, Inc., a Nevada corporation, and its subsidiaries, or its predecessor company, LP Innovations, Inc., a Delaware corporation and its subsidiaries. References to "CMRG" mean Casual Male Retail Group, Inc. and its subsidiaries, exclusive of LPI.

The Company

        LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry. Our loss prevention services include in-store audits, investigations, employee training and awareness, and point-of-sale exception based reporting ("EBR" software and data-mining). Our services are provided by loss prevention experts who, on average, have 10 to 15 years of retail loss prevention and security experience. The in-store audit, investigation, training and EBR services are often bundled and are priced on a per-store basis. Through our subsidiary Securex LLC (which we refer to as "Securex"), we also sell and install security equipment and alarm and security central monitoring, which allows us to provide a comprehensive loss prevention solution to our clients.

        LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. We currently have approximately 50 loss prevention retail clients with over 4,000 retail locations. Approximately 60% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits or in-store employee investigation.

        LPI presently employs 114 loss prevention and administrative personnel, of which approximately 25 employees are loss prevention auditors and investigators located throughout the United States and are on-site at LPI's retail clients. Another 30 employees are security personnel providing specialized security services to specific clients (including 7 employees who currently work exclusively at CMRG, which, in addition to being LPI's parent company until completion of the distribution, is also a customer of LPI). The balance of LPI's employee base either coordinates the activities of the loss prevention field personnel, directs the loss prevention programs of its clients, conducts analysis of point-of-sale transactions provided through the EBR system, provides central monitoring to its clients, or sells and installs security equipment. Of its total employee base, 86 employees work for the LPI outsourced loss prevention solutions, 16 employees work with the alarm and security central monitoring service, and 12 employees work in selling and installing security equipment. The loss prevention services that we provided during fiscal year 2002 generated over 50% of our revenues.

        Our principal executive offices are currently located at 330 Turnpike Street, Canton, Massachusetts 02021, and our telephone number is (781) 821-5900.

Background

        We are currently, and since our inception have been, a wholly owned subsidiary of CMRG. We were incorporated in Nevada on November 15, 2002. Our predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as "Delaware LPI"), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries (which we refer to as the "asset purchase transaction") pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Former LPI") and a wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the asset purchase transaction, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with us in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are currently significantly higher than the comparable fees for a Nevada public corporation.

        The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) providing loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven P. May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting analysis. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

        In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million of sales, of which a significant portion was from its parent, Casual Male Corp. However, Former LPI incurred a corresponding net loss of approximately $700,000, which grew in fiscal year 2001 to a net loss of approximately $1.6 million, while its sales for the same period doubled to approximately $3.3 million. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

        In January 2001, a wholly owned subsidiary of Former LPI acquired the operating assets of Securex, a security equipment and installation company. During fiscal year 2002, Securex began providing alarm and security central monitoring services and generated approximately $3.5 million in sales, but had an operating loss of approximately $3.9 million.

        Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's sales and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business.

        In fiscal year 2003, subsequent to the asset purchase transaction, LPI, as a wholly owned subsidiary of CMRG, de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex.

        Since inception, the loss prevention services business has generated losses of approximately $700,000 for fiscal year 2000, approximately $1.6 million for fiscal year 2001, approximately $1.2 million for fiscal year 2002 and approximately $200,000 for the first six months of fiscal year 2003. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses of approximately $3.9 million for fiscal year 2002 and approximately $3.0 million for the first six months of fiscal year 2003.

        Our business plan calls for the continued growth and expansion of our loss prevention services business and our infrastructure support services capabilities. Although we believe that we can successfully execute our business plan, there can be no assurance that we will grow to become profitable.

        A major obstacle to expanding our loss prevention services to other retailers has been that we have operated as a wholly owned subsidiary of CMRG, a national retail company. As a result, we understand that potential customers in our retail market have been reluctant to enter into outsource loss prevention contracts with us. We believe that we may be more successful operating as a separate company than as a wholly owned subsidiary of a retail company.

        Although there can be no assurance that we will be successful in expanding upon our retail client base and become a profitable company by capitalizing upon our established infrastructure of providing a full complement of outsource loss prevention services to the retail industry, we have made and continue to make a number of changes to our business to facilitate the realization of our business plan, including the following steps:

     o we have significantly reduced our selling, general and administrative expenses associated with Securex;

     o we hired Douglas A. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct our financial operation;

     o we are moving, through this distribution, to become a separate loss prevention company not wholly owned by a retail company;

     o we intend to form an expanded board of directors, with several new members, whose focus will be to oversee execution of our business plan; and

     o we intend to establish an executive committee of the board for the purpose of assisting us in our strategic direction.

        We have refocused our efforts on our core retail business and continue to provide our customers with integrated loss prevention services and security system solutions.

Questions and Answers About the Distribution and the Offering

Q:      Why is CMRG separating its businesses?

A: The CMRG board believes that the separation of LPI from CMRG is in the best interests of CMRG stockholders. The CMRG board believes that the companies have distinct financial and operating characteristics and that separating the businesses has the potential to:

        o provide the opportunity for LPI to penetrate the broader retail market;

        o       enhance LPI's ability to attract and retain key employees;

        o enable the management teams of CMRG and LPI to increase focus on their respective operations, strategic direction and core businesses;

        o enable investors and analysts to better measure the performance of both CMRG and LPI against other comparable companies in similar businesses; and

        o improve prospects for access to capital markets for both CMRG and LPI.

Q:      Why is the separation of the two companies structured as a distribution?

A: The CMRG board believes that a distribution of shares of LPI to CMRG stockholders offers CMRG stockholders the greatest long-term value and is the most efficient way to separate the companies.

Q:      What will CMRG distribute to its stockholders?

A: CMRG intends to distribute to its stockholders shares of our common stock and warrants to purchase additional shares of our common stock. The shares of our common stock to be distributed, together with the grants of restricted stock to be made to some of our employees contemporaneously with the distribution, will constitute all of the outstanding shares of our common stock immediately following the distribution, prior to the exercise of any options or warrants to be issued contemporaneously with the distribution.

Q:      How many shares and warrants will I receive?

A: You will receive one share of our common stock and one warrant for every seven shares of CMRG common stock you hold as of the close of business on the record date. We anticipate that CMRG will distribute to its stockholders approximately 5.1 million shares of our common stock and warrants to purchase an additional 5.1 million shares of our common stock, based on the number of shares of CMRG common stock outstanding on November 21, 2002. Contemporaneously with the distribution, we also intend to issue to some of our employees an aggregate of approximately 970,000 shares of restricted stock and warrants to purchase approximately 970,000 additional shares of our common stock.

Q:      Why are warrants also being distributed?

A: CMRG is distributing warrants in order to enable LPI to raise additional capital in the future if and when warrantholders choose to purchase additional shares of LPI common stock by exercising the warrants. See "The Offering--Background and Reasons for the Offering."

Q:      What do I have to do to receive my shares and warrants?

A: Nothing. Stock certificates representing ownership of LPI shares will be mailed to record holders of CMRG common stock shortly after ___________. If you are not the record holder of your CMRG shares, your LPI shares will be credited to your account with your broker or nominee on or about __________. Following the distribution, those stockholders who have had LPI shares credited to their account may request physical stock certificates from their broker or nominee. Warrant certificates representing the warrants will be mailed to record holders CMRG shares shortly after ___________. If you are not the record holder of your CMRG shares, your warrants will be credited to your account with your broker or nominee on or about __________. See "The Distribution--Manner of Effecting the Distribution" and "The Offering--Common Stock Purchase Warrants."

Q:      Should I send in my CMRG stock certificates for exchange?

A: No. You should not send stock certificates to CMRG, LPI or the distribution agent. Your CMRG stock certificates will continue to be valid and represent your ownership of shares of CMRG common stock. See "The Distribution--Manner of Effecting the Distribution."

Q:      Will the distribution change the number of shares I own in CMRG?

A: No. The distribution will not change the number of shares of CMRG common stock owned by CMRG stockholders. Immediately following the distribution, each CMRG stockholder will continue to own the same proportionate interest in CMRG that such stockholder owned prior to the distribution. Stockholders will now own, in addition, an interest in a separate public company, LPI.

Q:      Will CMRG retain any ownership interest in LPI after the distribution?

A: Yes. CMRG will no longer own any shares of LPI's common stock. However, substantially simultaneously with the distribution, LPI will issue to CMRG 25,000 shares of its newly created series A convertible preferred stock in partial satisfaction of certain intercompany indebtedness. Each share of preferred stock will be convertible into 100 shares of our common stock at a conversion value of $0.40 per share of common stock. The preferred stock will earn a cumulative dividend at a rate of 12%. The dividend will be payable in cash or in kind, at LPI's option. LPI will have the option to redeem the preferred stock for cash. In addition, following the distribution, there will be certain relationships between LPI and CMRG described in this information statement/prospectus and CMRG will hold one or more convertible promissory notes which will evidence certain loan obligations of LPI to CMRG. If CMRG exercises its option to convert any portion of the outstanding principal amount of the note or notes or any shares of preferred stock into shares of LPI common stock, then CMRG would own shares of LPI common stock. See "Arrangements Between CMRG and LPI Relating to the Distribution."

Q: Will there be any ongoing relationships between the LPI and CMRG following the distribution?

A: Other than in the ordinary course of business, which includes the loss prevention and security services that LPI provides to CMRG, the principal ongoing relationships between LPI and CMRG will be pursuant to an administrative services agreement, under which CMRG will provide certain support services to LPI after the distribution, a loan and security agreement with respect to loans CMRG has made to LPI and may make to LPI after the distribution (which loans will be evidenced by one or more convertible promissory notes under which CMRG may, at its option, convert any portion of the outstanding principal amount into shares of LPI common stock), and a tax sharing agreement which allocates federal state and local tax liabilities for periods prior to and/or including the distribution date. CMRG will also own shares of our convertible preferred stock. See "Arrangements Between CMRG and LPI Relating to the Distribution." In addition, immediately following the distribution, CMRG and LPI will have substantially overlapping stockholder bases and three of LPI's directors will also be directors of CMRG.

Q:      Will LPI common stock be publicly traded?

A: We anticipate that, following the distribution, our common stock will be traded over-the-counter and that it will be quoted on either of the OTC Bulletin Board(R) or Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. CMRG common stock will continue to be listed on the NASDAQ National Market under the symbol "CMRG".

Q:      What are the terms of the warrants?

A: Each warrant will entitle the holder to purchase one share of our common stock at a price per share of $0.40 until six months after the distribution date. On the date which is six months after the distribution date, the exercise price will increase to $0.80. The exercise price is subject to adjustment in certain circumstances. The warrants will be exercisable at any time or from time to time, in whole or in part, beginning on the distribution date and ending at 5:00 p.m., eastern standard time, on the date which is twelve months after the distribution date. See "The Offering--Terms of the Warrants."

Q:      How do I exercise my warrants?

A: The warrants may be exercised by surrendering to the warrant agent at its offices, the warrant certificate with a completed and executed exercise form which is located on the reverse side of the warrant certificate. Warrant certificates must be accompanied by full payment of the exercise price, for the number of warrants being exercised, together with all federal and state taxes applicable upon such exercise. Payment may be made by certified or cashier's check drawn on a U.S. bank, U.S. postal money order payable to the warrant agent or wire transfer of funds to an account maintained by the warrant agent. Surrenders of warrant certificates will be effective only upon receipt by the warrant agent. Once you have exercised your warrants, you may not revoke or change your exercise. See "The Offering--Method of Exercising the Warrants."

Q:      Can I sell or give away the warrants I receive?

A: No. The warrants will be non-transferable except by will or the laws of descent and distribution. See "The Offering--Common Stock Purchase Warrants."

Q:      Will LPI warrants be publicly traded?

A: No. The warrants will not be publicly traded. See "The Offering--Common Stock Purchase Warrants."

Q:      Are there any risks associated with exercising my warrants?

A: Exercising the warrants means that you are buying additional shares of our common stock. You should carefully consider the risks involved in purchasing and holding of shares of our common stock as you would other equity investments. Among other things, you should carefully consider the important information described under "Risk Factors" and "The Offering."

Q:      After I exercise my warrants, may I revoke or change my exercise?

A: No. Once you have exercised your warrants, you may not revoke the exercise of warrants or change your exercise in any way. You should not exercise your warrants unless you are certain that you wish to purchase additional shares of our common stock at the exercise price in effect at the time you exercise your warrants. See "The Offering--Method of Exercising the Warrants."

Q: Has either of the LPI or CMRG boards made a recommendation about the exercise of warrants?

A: No. Neither the LPI board nor the CMRG board has made any recommendation as to whether or not you should exercise the warrants you receive in connection with the distribution. See "The Offering--No Board Recommendation."

Q:      Will the distribution affect the trading price of my CMRG common stock?

A: Yes. After the distribution, the trading price of CMRG common stock will likely be lower than the trading price immediately prior to the distribution. Moreover, until the market has evaluated the operations of CMRG without the LPI operations, the trading price of CMRG common stock and LPI common stock may fluctuate significantly. The combined trading prices of CMRG common stock and LPI common stock after the distribution may be more or less than the trading price of CMRG common stock prior to the distribution. See "The Distribution--Approval and Trading of the Shares of LPI Common Stock."

Q:      What will happen to my outstanding CMRG options?

A: Any outstanding options to purchase shares of CMRG common stock will remain outstanding and will continue to represent the right to purchase the same number of shares after the distribution. In addition, if you hold options to purchase CMRG common stock that have an exercise price per share of no greater than $4.60, then you will receive options to purchase LPI common stock in the same ratio used in the distribution of one LPI share for every seven CMRG shares. We will not issue options exercisable for fractional shares. Instead of issuing options exercisable for fractional shares, we will round up each fractional share to the next whole share. See "The Distribution--Treatment of CMRG Options."

Q:      When will the distribution become effective?

A: Assuming the conditions mentioned below are met, the distribution is expected to be effective on or about ___________.

Q: Can CMRG decide not to go through with the distribution and the offering?

A: Yes. CMRG can cancel the distribution for any reason at any time prior to consummation of the distribution. If CMRG cancels the distribution, the offering will also be cancelled and no shares or warrants will be distributed.

Q:      Will CMRG or I be taxed on the distribution?

A: Yes. The receipt by CMRG stockholders of shares of LPI common stock and warrants in the distribution will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of
        Section 301 of the Internal Revenue Code of 1986, as amended. While the distribution will constitute a taxable dividend to the extent of CMRG's current or accumulated earnings and profits, CMRG believes that it will have no such earnings and profits at the end of the taxable year in which the distribution occurs if the distribution occurs prior to January 31, 2003. You should consult your tax advisor as to the particular tax consequences to you of the distribution. In addition, CMRG will be subject to a corporate level tax on the amount, if any, by which the fair market value of the LPI common stock and warrants distributed in the distribution exceeds CMRG's basis in such property. See "Certain Federal Income Tax Consequences of the Distribution and the Offering."

Q: Will there be any change in the United States federal tax basis of my CMRG shares as a result of the distribution?

A: To the extent that the distribution exceeds CMRG's current and accumulated earnings and profits, there will be reduction in the United States federal tax basis of your CMRG shares. See "Certain Federal Income Tax Consequences of the Distribution and the Offering."

Q:      Where can I get more information?

A: American Stock Transfer & Trust Company will act as the distribution agent and warrant agent in connection with the distribution and the offering. We refer to American Stock Transfer & Trust Company as both the distribution agent and the warrant agent. If you have any questions relating to the mechanics of the distribution or the offering, you can contact American Stock Transfer & Trust Company at the following address and telephone number:

        American Stock Transfer & Trust Company
        59 Maiden Lane
        New York, NY  10038
        Attention:
        Telephone:  1-800-937-5449

                  Summary of the Distribution and the Offering

        Please see "The Distribution" and "The Offering" for a more detailed description of the matters described below.

Distributing Company...............      Casual Male Retail Group, Inc., a
                                         Delaware corporation headquartered in
                                         Canton, Massachusetts.

Distributed Company................      LP Innovations, Inc., a Nevada
                                         corporation headquartered in Canton,
                                         Massachusetts.

Securities to be Distributed.......      Based on approximately 35.6 million
                                         shares of CMRG common stock outstanding
                                         on November 21, 2002, excluding
                                         treasury stock and assuming no exercise
                                         of outstanding CMRG options,
                                         approximately 5.1 million shares of our
                                         common stock and 5.1 million warrants
                                         will be distributed to CMRG
                                         stockholders.

                                         CMRG stockholders will not be required
                                         to pay for the shares or warrants to be
                                         received in the distribution, to
                                         surrender or exchange shares of CMRG
                                         common stock or to take any other
                                         action to receive the shares or
                                         warrants in the distribution. Although
                                         you have no obligation to do so, you
                                         may choose to exercise the warrants you
                                         receive to purchase additional shares
                                         of our common stock.

Distribution Ratio.................      One share of our common stock and one
                                         common stock purchase warrant for every
                                         seven shares of common stock, par value
                                         $0.01 per share, of CMRG held of record
                                         as of the record date fixed for the
                                         distribution.

Record Date........................      5:00 p.m., eastern standard time, on
                                         ________________.

Distribution Date..................      On or about __________________.


Mailing Date.......................      On or about __________________.


Distribution Method................      Stock certificates representing
                                         ownership of LPI shares will be mailed
                                         to record holders of CMRG common stock
                                         shortly after ___________. If you are
                                         not the record holder of your CMRG
                                         shares, your LPI shares will be
                                         credited to your account with your
                                         broker or nominee on or about
                                         __________. Following the distribution,
                                         those stockholders who have had LPI
                                         shares credited to their account may
                                         request physical stock certificates
                                         from their broker or nominee. Warrant
                                         certificates representing the warrants
                                         will be mailed to record holders of
                                         CMRG common stock shortly after
                                         ___________. If you are not the record
                                         holder of your CMRG shares, your
                                         warrants will be credited to your
                                         account with your broker or
                                         nominee on or about __________.

Reasons for the Distribution.......      The distribution is intended to
                                         separate the loss prevention and
                                         security services business of LPI from
                                         the other businesses of CMRG so that
                                         each can adopt strategies and pursue
                                         objectives appropriate to its specific
                                         needs and enhance the growth
                                         opportunities of each company. As a
                                         separate company, LPI will be better
                                         positioned to penetrate the broader
                                         retail market and attract and retain
                                         key employees. The distribution will
                                         allow the management of each company to
                                         focus on its core business and will
                                         permit investors to better evaluate the
                                         separate companies and improve access
                                         to the capital markets that both
                                         companies rely on to fund their
                                         operations. See "The
                                         Distribution--Background and Reasons
                                         for the Distribution."

Conditions to the Distribution.....      The distribution is conditioned upon
                                         the declaration of a special dividend
                                         by the board of CMRG, among other
                                         conditions. The board of CMRG has
                                         reserved the right to waive all other
                                         conditions to the distribution or, even
                                         if all conditions to the distribution
                                         are satisfied, to cancel, defer or
                                         modify the distribution at any time
                                         prior to the distribution date. If CMRG
                                         cancels the distribution, no shares or
                                         warrants will be distributed. See "The
                                         Distribution--Conditions Precedent to
                                         the Distribution."

The Offering.......................      Through this information
                                         statement/prospectus, we are offering
                                         for sale the shares of LPI common stock
                                         which may be issued upon exercise of
                                         the warrants that CMRG intends to
                                         distribute to its stockholders and that
                                         we intend to issue to some of our
                                         employees. In addition to registering
                                         the shares of LPI common stock to be
                                         distributed by CMRG to its stockholders
                                         in the distribution, the Form S-1
                                         registration statement of which this
                                         information statement/prospectus forms
                                         a part registers the shares of LPI
                                         common stock offered by this
                                         information statement/prospectus which
                                         may be issued upon exercise of the
                                         warrants.

Terms of the Warrants..............      Each warrant will entitle the holder to
                                         purchase one share of our common stock
                                         at a price per share of $0.40 until six
                                         months after the distribution date. On
                                         the date which is six months after the
                                         distribution date, the exercise price
                                         will increase to $0.80. The exercise
                                         price is subject to adjustment in
                                         certain circumstances. The warrants
                                         will be exercisable at any time or from
                                         time to time, in whole or in part,
                                         beginning on the distribution date and
                                         ending at 5:00 p.m., eastern standard
                                         time, on the date which is twelve
                                         months after the distribution date.

Fractional Share Interests.........      We will not issue fractional shares of
                                         LPI common stock in the distribution
                                         nor will we distribute warrants
                                         exercisable for fractional shares.
                                         Instead of issuing fractional shares of
                                         LPI common stock or warrants
                                         exercisable for fractional shares, we
                                         will round up each fractional share to
                                         the next whole share. See "The
                                         Distribution--Manner of Effecting the
                                         Distribution" and "The
                                         Distribution--Common Stock Underlying
                                         the Warrants." Federal Income Tax
                                         Consequences of the Distribution and
                                         the Offering The receipt by CMRG
                                         stockholders of shares of LPI common
                                         stock and warrants in the distribution
                                         will constitute a taxable distribution
                                         for U.S. federal income tax purposes,
                                         subject to taxation under the rules of
                                         Section 301 of the Internal Revenue
                                         Code of 1986, as amended. Under those
                                         rules, distributions are treated as:
                                         (1) dividends, to the extent of the
                                         distributing corporation's current or
                                         accumulated earnings and profits, as
                                         determined under United States federal
                                         income tax rules; (2) tax-free returns
                                         of capital, to the extent the
                                         distributions exceed the distributing
                                         corporation's earnings and profits,
                                         which returns of capital reduce a
                                         stockholder's basis in its shares of
                                         the distributing corporation to the
                                         extent of that basis; and (3)
                                         thereafter as gain from the sale or
                                         exchange of property. See "Certain
                                         Federal Income Tax Consequences of the
                                         Distribution and the Offering."

                                         In addition, CMRG will be subject to a
                                         corporate level tax on the amount, if
                                         any, by which the fair market value of
                                         the LPI common stock and warrants
                                         distributed in the distribution exceeds
                                         CMRG's basis in such property.

Trading Market.....................      Currently, there is no public market
                                         for the LPI common stock. We anticipate
                                         that, following completion of the
                                         distribution, our common stock will be
                                         traded over-the-counter and that it
                                         will be quoted on either of the OTC
                                         Bulletin Board(R)or Pink
                                         Sheets(R)quotation services under a
                                         symbol to be determined prior to
                                         quotation. We cannot predict the
                                         trading prices for the LPI common stock
                                         after the distribution date. See "Risk
                                         Factors" and "The
                                         Distribution--Approval and Trading of
                                         the Shares of LPI Common Stock."

Incurrence of Debt ................      Prior to and effective upon
                                         consummation of the distribution, LPI
                                         and CMRG will enter into a loan and
                                         security agreement, which will provide
                                         for the repayment by LPI to CMRG of
                                         loans representing an aggregate of up
                                         to $1.5 million. The note evidencing
                                         the loans will provide for a maturity
                                         of one year from the distribution date
                                         and contemplates monthly interest
                                         payments at a rate of 12%
                                         per year. The loans are secured by all
                                         the assets of LPI. CMRG has the option
                                         to convert any portion of the
                                         outstanding principal amount of the
                                         note into shares of LPI common stock.
                                         See "Arrangements Between CMRG and LPI
                                         Relating to the Distribution--Loan and
                                         Security Agreement."

Issuance of Preferred Stock........      Substantially contemporaneously with
                                         the distribution, we will issue to CMRG
                                         25,000 shares of our series A
                                         convertible preferred stock in partial
                                         satisfaction of certain intercompany
                                         indebtedness. Each share of preferred
                                         stock will be convertible into 100
                                         shares of our common stock at a
                                         conversion value of $0.40 per share of
                                         common stock. The preferred stock will
                                         earn a cumulative dividend at a rate of
                                         12%, payable in cash or in kind. LPI
                                         may also redeem the preferred stock for
                                         cash at any time.

Treatment of CMRG Options..........      Any outstanding options to purchase
                                         shares of CMRG common stock will remain
                                         outstanding and will continue to
                                         represent the right to purchase the
                                         same number of shares after the
                                         distribution. In addition, if you hold
                                         options to purchase CMRG common stock
                                         that have an exercise price per share
                                         of no greater than $4.60, then you will
                                         receive options to purchase LPI common
                                         stock in the same ratio used in the
                                         distribution of one LPI share for every
                                         seven CMRG shares. We will not issue
                                         options exercisable for fractional
                                         shares. Instead of issuing options
                                         exercisable for fractional shares, we
                                         will round up each fractional share to
                                         the next whole share. See "The
                                         Distribution--Treatment of CMRG
                                         Options."

Issuance of Options, Warrants and
Restricted Stock...................      We intend to grant, contemporaneously
                                         with the distribution, options to
                                         purchase shares of our common stock to
                                         each of our directors pursuant to our
                                         2002 Stock Incentive Plan. We also
                                         intend to issue warrants to purchase
                                         additional shares of our common stock
                                         to our three executive officers and
                                         certain other employees, under the same
                                         terms and conditions as the warrants
                                         which will be distributed to CMRG
                                         stockholders. In addition,
                                         contemporaneously with the
                                         distribution, we intend to issue
                                         restricted stock to our three executive
                                         officers and certain other employees
                                         pursuant to restricted stock grant
                                         agreements. See "Management--Executive
                                         Compensation"; "--Director
                                         Compensation"; "--Stock Incentive
                                         Plan."

Relationship Between CMRG
and LPI............................      Prior to and effective upon
                                         consummation of the distribution, for
                                         purposes of governing certain ongoing
                                         relationships between CMRG and LPI
                                         after the distribution and to provide
                                         for an orderly transition, among other
                                         things, CMRG and LPI will enter into an
                                         administrative services agreement, loan
                                         and security agreement and tax sharing
                                         agreement. CMRG will hold one or more
                                         convertible promissory notes which
                                         evidence certain loan obligations of
                                         LPI to CMRG. CMRG will also own shares
                                         of our convertible preferred stock. If
                                         CMRG exercises its option to convert
                                         any portion of the outstanding
                                         principal amount of the note or notes
                                         or any shares of preferred stock into
                                         shares of LPI common stock, then CMRG
                                         would own shares of LPI common stock.
                                         See "Arrangements Between CMRG and LPI
                                         Relating to the Distribution."


Certain Anti-Takeover
Effects...........                       Our Articles of Incorporation and
                                         Bylaws contain provisions that may have
                                         potential anti-takeover effects. These
                                         provisions may delay or prevent a
                                         change of control of LPI. See
                                         "Description of LPI Capital
                                         Stock--Anti-Takeover Effects of Certain
                                         Charter and Bylaw Provisions."

Risk Factors.......................      The ownership of LPI common stock and
                                         purchase of additional common stock
                                         through exercise of warrants involve
                                         various risks. You should carefully
                                         consider the matters discussed under
                                         "Risk Factors."

Information About the
Distribution and the
Offering..........................       American Stock Transfer & Trust Company
                                         will act as the distribution agent and
                                         warrant agent in connection with the
                                         distribution and the offering. We refer
                                         to American Stock Transfer & Trust
                                         Company as both the distribution agent
                                         and the warrant agent. If you have any
                                         questions relating to the mechanics of
                                         the distribution or the offering, you
                                         can contact American Stock Transfer &
                                         Trust Company at the following address
                                         and telephone number:

                                         American Stock Transfer & Trust Company
                                         59 Maiden Lane
                                         New York, NY  10038
                                         Attention:
                                         Telephone:  1-800-937-5449

                        Summary Historical Financial Data

        The following selected financial data should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this information statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus. The statement of operations data for the fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000, and the balance sheet data as of February 2, 2002 and February 3, 2001, are derived from, and are qualified by reference to, our financial statements and related notes which have been audited by Ernst & Young LLP and are included in this information statement/prospectus. The summary historical financial data for the six months ended August 3, 2002 and August 4, 2001 and as of August 3, 2002 and August 4, 2001 have been derived from our unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.

                                                        Six Months Ended                 Fiscal Year Ended
                                                    August 3,     August 4,    February    February 3,     January
                                                       2002          2001       2, 2002        2001       29, 2000
                                                   (unaudited)   (unaudited)
  Amounts in thousands (except per share data)
  Statement of Operations Data:
  Sales                                             $ 3,490       $ 4,664        $ 7,675     $ 3,332       $ 1,578
  Gross profit                                          989         1,374            962       1,197           474
  Net loss                                           (3,340)       (1,822)        (5,532)     (1,642)         (728)
  Pro forma net loss per share-
      basic and  diluted (1)                          $(0.55)       $(0.30)        $(0.91)     $(0.27)      $(0.12)
                                                      =======       =======        =======     =======      =======




                                                                      As of
                                           August 3,      August 4,     February    February 3,
                                             2002           2001         2, 2002        2001
                                          (unaudited) (unaudited)
  Amounts in thousands

  Balance Sheet Data:
  Working capital                              $ 1,244        $ 1,568        $ 202         $ 660
  Accounts receivable, net                       1,053          1,597          909           705
  Inventory                                        870            322          667            76
  Property and equipment, net                      555            344          572           114
  Total assets                                   2,537          2,390        2,179         1,021
  Total long term obligations                        -              -            -             -
  Total stockholders' equity                     1,799          2,013          775           874


(1) Pro forma net loss per share for each period presented are based on pro forma shares assumed to be outstanding on the distribution date of 6.1 million. Included are the 5.1 million shares of LPI common stock issued in connection with the distribution which was based on CMRG common stock outstanding at November 21, 2002, net of treasury shares, multiplied by the anticipated distribution ratio of one share of LPI common stock for every seven shares of CMRG common stock outstanding. Shares of CMRG common stock outstanding at November 21, 2002 were 35.6 million, resulting in pro forma shares of LPI common stock outstanding as a result of the distribution of approximately 5.1 million. Also included in pro forma shares outstanding is 969,531 shares of restricted stock that will be issued contemporaneously with the distribution to our three executive officers and certain other employees. The calculation excludes exercisable warrants to purchase an additional 6.1 million shares of LPI common stock since the exercise price of $0.40 per share of the warrants is presumed to be greater than the fair market value on the date of distribution.

                                  RISK FACTORS

        The distribution and ownership of LPI common stock, the exercise of warrants and the purchase of additional LPI common stock involve certain risks. Before making any investment decisions, you should carefully consider the following risk factors and all other information contained in this information statement/prospectus. The risks and uncertainties described below are those that we currently believe may materially affect our company. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment. Neither LPI nor CMRG makes, nor is any other person authorized to make, any representation as to the future market value of our common stock.

Risks Related to Our Business and Industry

We have no operating history as a separate company upon which you can evaluate our performance.

        Due to our lack of operating history as a separate public company, there can be no assurance that our business strategy will be successful on a long-term basis. We may not be able to grow our business as planned and may never become a profitable business. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a relatively new business in a new and evolving industry.

When we begin operating as a separate public company, we will have substantial debt and interest expense obligations which may hinder our ability to use our revenues to grow our business.

        When we begin operating as a separate public company, we will have substantial debt obligations under the loan and security agreement that we intend to enter into with CMRG prior to and effective upon the distribution. The aggregate principal amount of the promissory note or notes evidencing the loan will initially be as much as $1.5 million and interest will accrue monthly at a rate of 12% per year. The resulting debt service and principal repayment obligations may hinder our ability to use our revenues to grow our business.

We have incurred significant operating losses in the last three fiscal years and for the six months ended August 3, 2002 and we may not be able to continue operating if we continue to incur comparable losses.

        We require further growth in revenues through the procurement of loss prevention contracts with retail companies and the installation and monitoring of security systems. We have historically sustained operating losses as we expanded our nationwide loss prevention infrastructure to provide loss prevention services to retail stores nationwide and funded the acquisition and ongoing operations of Securex LLC, our security system installation and monitoring business. These losses have historically been funded by CMRG, or Former LPI's parent company, Casual Male Corp.

        We will continue to incur significant losses if we are unable to expand upon our customer base and effectively manage our costs of operations. As a stand-alone company we may not have adequate equity to fund future losses to the extent realized in the past and there can be no assurance that CMRG will be willing to continue to loan us sufficient funds to sustain our operations.

We may need capital to fund our operations and finance our growth, and we may be unable to obtain additional capital on terms favorable to us, if at all.

        We may be required to, if possible, obtain debt financing or sell additional equity securities in the future, which may result in higher leverage or the dilution of then existing holders' investments in our common stock. Any inability on our part to obtain additional capital will likely adversely affect our ability to continue to operate or to grow our business.

        Implementation of our growth strategy will require us to make additional capital expenditures for computer and related systems acquisitions and programming, expansion and integration of these systems. We anticipate that our cash requirements through our fiscal year-end and next year for these capital expenditures will be less than $100,000. We also may require additional cash to hire and train additional management and other employees and for general corporate purposes, including rent, furniture and equipment, vendor contracts, marketing expenses and consultant fees.

In order to perform additional contractual obligations and to grow our customer base we will need to successfully recruit, train and maintain a much larger employee base and cannot ensure that we will be able to attract and retain qualified employees.

        Our success will depend on our ability to attract, assimilate and retain audit, investigative and managerial professionals who possess the skills, experience and licenses necessary to meet the requirements of our industry. We must continually evaluate and expand our personnel base to keep pace with our clients' growing needs. There is significant competition for experienced audit and investigative personnel, both from our existing and potential future direct competitors and from captive loss prevention departments within large retailers.

        If we are not able to attract, assimilate or retain qualified audit, investigative and managerial personnel, this may preclude us from performing the necessary audits and investigations which we are contractually obligated to perform and would limit our ability to grow our existing customer base. A dramatic increase in the number of field personnel will be necessary to achieve our desired revenue levels.

        Moreover, if we are unable to attract and retain loss prevention professionals, the quality of our services to our clients may decline and, as a result, we may lose clients. The cost of attracting loss prevention professionals and providing them with attractive benefit packages may be higher than we anticipate and, as a result, if we are unable to pass these costs on to our clients, our profitability could decline.

Operations may deteriorate if we are unable to attract, develop and retain our salespeople.

        Our ability to increase sales depends upon the performance of our executive and sales personnel, especially at the loss prevention regional sales director level. The number of individuals who meet our qualifications for these positions is limited and we may experience difficulty in attracting qualified candidates. In addition, we commit substantial resources to the training, development and support of these individuals. Competition for qualified director level loss prevention is strong and there is a risk that we may not be able to retain our sales personnel after we have expended the time and expense to recruit and train them.

Loss of key senior management personnel could adversely affect our ability to remain competitive.

        We believe that the success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team, which is led by Steven P. May, President, and Craig Matsumoto, Senior Vice President and Chief Operating Officer. If Mr. May, Mr. Matsumoto or other members of our senior management team become unable or unwilling to continue their present positions, we risk losing several of our large customer accounts as these accounts have been cultivated through individual business relationships over many years. In addition, the members of our senior management team are all intimately involved in the day-to-day operations of our company and the loss of any one of them would seriously hinder our operational efficiency during the period of time it would take to identify, recruit and train a suitable replacement.

We may grow our central station business through acquisitions and will be exposed to the risks associated with acquisitions.

        We continually evaluate opportunities to acquire alarm-monitoring companies that complement or enhance our business and frequently have preliminary acquisition discussions with some of these companies. These acquisitions involve numerous risks, including:

        o difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

        o       diversion of management attention from existing operations;

        o       loss of key personnel;

        o       account attrition; and

        o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with UL monitoring regulations.

        These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could seriously harm our financial condition and results of operations. Any acquisitions may ultimately have a negative impact on our business and financial condition.

        In addition, other companies that provide alarm services have pursued a similar strategy that includes the acquisition of alarm monitoring companies. Some of these competitors have greater financial resources than we have or may offer higher prices than we are prepared to offer to acquire companies. This competition may reduce the acquisition opportunities available to us, causing a decrease in our rate of growth in the alarm monitoring business, or increasing the price we pay for these acquisitions. A higher cost of acquisitions would adversely affect the return on our investment in such acquisitions and our results of operations.

The high concentration of revenue in a limited number of customers makes our results of operations vulnerable to a loss of any individual accounts.

        A significant portion of our loss prevention revenue is attributable to a limited number of customers and our five largest customers comprised 45.5% of our total revenue during fiscal year 2002. It would be difficult to recover from the loss of any one of our top loss prevention customers and any such loss would have a material adverse effect on our revenues and could have a material adverse effect on our profitability.

A failure of our information systems to function properly will negatively impact our ability to conduct our business.

        Information systems are used in daily operations to identify, match and staff our internal resources with client assignments, perform job-costing analysis for security system installations, perform billing and accounts receivable functions, and remit payments to vendors. Our information systems are vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. If our information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could impact our ability to identify business opportunities quickly, manage costs on system installation and service calls, to maintain billing records reliably, to pay our staff and outside vendors in a timely fashion and to efficiently bill for services rendered.

We may be unable to expand or upgrade our business systems and infrastructure to effectively manage all aspects of our growth strategy.

        Our growth strategy will place significant demands on our field and management personnel, and system resources. In order to successfully grow our business, we need to significantly improve upon our existing accounting and reporting systems for both day-to-day operations and financial reporting requirements. If we fail to develop and improve our operating systems and to manage these internal aspects of our growth strategy, we may experience operating inefficiencies, dissatisfaction between our customer base and lost revenue opportunities.

We may face significant competition from growing and new loss prevention outsourcing companies.

        Although to our knowledge, we do not presently have any significant nationwide competitors directly in the loss prevention outsourcing business, we anticipate increased competition as the industry grows and develops. The market for outsourced loss prevention services is a new and rapidly evolving industry with few barriers to entry and we expect to encounter competition in all aspects of our business and to compete directly with other loss prevention companies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we will face will not harm our business.

We may not be able to compete effectively against more established competitors as we are relatively new to the security system installation and monitoring business and do not have a long history in this industry.

        Most of our competitors in the security system and monitoring business have longer operating histories and many have significantly greater financial, technical, marketing and other resources than we do. In addition, many of our competitors offer a wider range of services than we offer, and therefore may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Some current and potential competitors also have greater name recognition and larger customer bases that could be cultivated, thereby potentially denying us the opportunity to increase market share. These competitors may conduct more extensive marketing activities and offer better terms and lower prices to customers than we will. Accordingly, it is possible that new competitors may emerge or existing competitors may grow and significantly reduce our market share or force us to provide our services at lower prices resulting in a decline in margin.

We are subject to significant risk of liability due to the nature of services we provide.

        The nature of the services that we provide potentially exposes us to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the agreements through which we sell our products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation concerning these matters, there can be no assurance that these limitations will be enforced, and the costs of such litigation could have a material adverse effect on our results of operations.

        In the event of a breach of a loss prevention or security system designed, installed, maintained, or engineered by us, we may be subject to a claim that an error or omission on our part contributed to the damages resulting from such breach, which damages could be substantial. While we maintain insurance covering this risk, there can be no assurance that such coverage, currently limited to $1 million, will be adequate or that such insurance will cover all such risks associated with our services. Any such claim, even if covered by insurance, could materially and adversely affect us.

        We carry insurance of various types, including general liability and errors and omissions insurance. Our loss experience and that of other security service companies, however, may affect the availability and cost of such insurance. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence or wanton behavior.

We may be legally liable for our customers' mistreatment of our employees while at a customer location.

        Our employees are placed in the workplaces of other companies and we are subject to possible claims by our employees alleging discrimination, sexual harassment, negligence and other similar activities by our customers. The cost of defending such claims, even if groundless, could be significant and could, therefore, have a material adverse effect on our business, financial condition and operating results. In addition, the associated negative publicity could adversely affect our ability to attract and retain qualified employees in the future.

Risks Related to Our Separation from CMRG, the Distribution and the Offering

You may have difficulty evaluating our business because our historical consolidated financial information may not be representative of our results as a separate and stand-alone company.

        Our management team has never operated our company as a separate, stand-alone company. Following the distribution, we will have less financial and other resources than CMRG. Our ability to satisfy our obligations and maintain profitability will be solely dependent upon the future performance of the lines of business we own and operate, and we will not be able to rely upon the financial and other resources and cash flows of those business lines remaining with CMRG.

        Accordingly, the financial statements included in this information statement/prospectus may not reflect the results of operations, financial condition and cash flows that would have been achieved had our company been operated independently during the periods and as of the dates presented. Furthermore, our historical financial statements may not reflect the costs to us of borrowing funds as a stand-alone entity. Therefore, the historical consolidated financial information included in this information statement/prospectus is not necessarily indicative of our future results of operations, financial position and cash flows.

        Historically, CMRG performed certain corporate functions for us, including legal functions, treasury administration, insurance administration, corporate income tax administration, payroll, benefits and certain accounting and reporting services. Our historical financial statements include, in selling, general and administrative expenses, an allocation of corporate overhead costs incurred by CMRG using both incremental and proportional methods on a revenue and capital basis. There can be no assurance that these costs will not increase, perhaps substantially, after the distribution. Following the distribution, we will also be responsible for the additional costs associated with being a public company, including costs related to corporate governance, publicly traded and registered securities and investor relations issues. CMRG will continue to provide legal, information systems, payroll, benefits and certain accounting and reporting services to LPI under an administrative services agreement until such time as LPI can incur the capital expenditures and operating expenses necessary to support these functions.

Our common stock has no prior public market and it is not possible to predict how our stock will perform after the distribution.

        There is currently no public market for our common stock. We anticipate that, following completion of the distribution, shares of our common stock will be traded over-the-counter and quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. If our common stock is not accepted for quotation or otherwise not quoted on either of these quotation services, your liquidity in our common stock will be adversely affected. There can be no assurance that an active public market will develop for our common stock. Even if a liquid market for our common stock exists in the future, there can be no assurance that your shares could be transferred at or above the market price at the time of the distribution. In addition, we expect that our common stock will lack public market research analyst coverage because it will not be listed on a national securities exchange or NASDAQ. Because our common stock will lack analyst coverage, it will be more difficult to obtain reliable information about its value or the extent of risks to which an investment in our common stock is exposed.

        The market price of our common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results or actions of other companies in the loss prevention and security services industry, changes in conditions affecting the economy generally, including incidents of terrorism, general trends in the industry, sales of stock by insiders, regulatory actions, as well as other factors unrelated to our operating results. Accordingly, there can be no assurance as to the prices at which trading in our common stock will occur after the distribution. Any of these factors could adversely affect the market price of our common stock and, therefore, adversely affect stockholder value.

Our common stock will most likely be subject to the requirements for "penny stocks", which could adversely affect the liquidity and market price of your shares.

        We currently expect that our common stock will fit the definition of a "penny stock". The Securities Exchange Act of 1934 (which we refer to as the "Exchange Act") defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The NASDAQ Stock Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the customer's account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written consent for the transaction prior to sale. All of these requirements may restrict your ability to sell our stock, limit the trading volume of our stock and adversely affect the price investors are willing to pay for our stock.

Substantial sales of our common stock may occur in connection with the distribution, which could cause our stock price to decline.

        We expect that all of the shares of our common stock that CMRG will distribute or which are purchased upon exercise of warrants, other than shares distributed to our affiliates, will be eligible for immediate resale in the public market. We anticipate that some CMRG stockholders will sell shares of our common stock received in the distribution for various reasons, including the fact that our business profile or market capitalization as a separate company does not fit their investment objectives. Any sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, whether as a result of the distribution or otherwise, could cause declines in the market price of our common stock. We are unable to predict whether significant amounts of common stock will be sold in the open market in anticipation of, or following, the distribution or whether a sufficient number of buyers will be in the market at that time.

Our executive officers, directors and significant stockholders will be able to influence matters requiring stockholder approval and could discourage the purchase of our outstanding shares at a premium. Furthermore, significant insider ownership may depress the stock price.

        Our executive officers, directors and certain major stockholders of CMRG will be holders in the aggregate of approximately 62% of the outstanding shares of LPI common stock. These parties will be in a position to significantly influence virtually all our activities, including matters requiring stockholder approval such as electing or removing members of our board, determining whether to pay dividends and discouraging the purchase of our outstanding shares at a premium. Furthermore, because these insiders will own a significant percentage of LPI stock, the stock price may be depressed. For additional information, refer to " Security Ownership of Certain Beneficial Owners, Directors and Management."

Our charter and bylaws contain certain provisions that may discourage take-over attempts and may reduce our stock price or our stockholders' ability to get a premium for their shares.

        The anti-takeover effects of certain provisions of our articles of incorporation and bylaws may reduce our stock price or our stockholders' ability to get a premium for their shares. These provisions include those that provide for authorized but unissued stock, exclusive board ability to call special stockholder meetings and change the size of our board, advance notice and informational requirements for director nominations and stockholder proposals and lack of cumulative voting. See "Description of LPI Capital Stock--Anti-Takeover Effects of Certain Charter and Bylaw Provisions."

The combined post-distribution market value of CMRG common stock and our common stock may not equal or exceed the pre-distribution market value of CMRG common stock.

        The combined market value of CMRG common stock and our common stock immediately following the distribution may not be equal to or greater than the market value of CMRG common stock immediately before the distribution. After the distribution, CMRG expects that the CMRG common stock will continue to be listed for trading on the NASDAQ National Market under the symbol "CMRG."

Agreements between LPI and CMRG were not negotiated on an arm's-length basis and may therefore not reflect the terms that LPI could possibly have obtained from an unrelated party.

        The terms of the administrative services agreement, loan and security agreement and tax sharing agreement between LPI and CMRG relating to the distribution were not negotiated on an arm's length basis and were determined by CMRG as the sole stockholder of LPI. Therefore, the terms of these agreements may not reflect the terms that LPI could possibly have obtained from an unrelated third party.

Conflicts of interest may arise because three of our directors will own securities of both LPI and CMRG and certain of our directors will also remain directors and/or officers of CMRG. Additionally, CMRG continues to be a significant customer of LPI.

        Several persons associated with LPI will have a continuing relationship with CMRG. Seymour Holtzman, David A. Levin and Alan Cohen, three of our directors, own shares of CMRG common stock and options to purchase CMRG stock. As CMRG stockholders, these individuals will receive shares of our common stock and options to purchase shares of our common stock in the distribution. As directors of LPI, they may have great influence on business decisions of our company. See "Security Ownership of Certain Beneficial Owners, Directors and Management," "Management--Directors and Executive Officers" and "Certain Relationships and Related Transactions." Three of our directors, Messrs. Holtzman, Levin and Cohen, are members of CMRG's board and will continue to serve as directors and/or executive officers of CMRG. These persons, currently associated with CMRG, were asked to serve as directors of LPI because of their knowledge of and experience with the business of LPI and its operations.

        These factors could create, or appear to create, potential conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for CMRG and LPI. For example, business decisions made by the board of CMRG regarding its relationship with LPI under the administrative services agreement, the loan and security agreement and the tax sharing agreement we will enter into with CMRG could adversely affect us. See "Arrangements Between CMRG and LPI Relating to the Distribution."

        Additionally, CMRG is a significant loss prevention services customer of LPI, representing approximately 19.1% of our total revenues for fiscal year 2002. We recently renewed the contract for services to CMRG. The initial term of the agreement is for three years and the agreement is terminable by either CMRG or LPI upon default of the other. See "Certain Relationships and Related Transactions."

If we are unable to repay the debt outstanding under the loan and security agreement that we will enter into with CMRG, then we may be forced to pursue courses of action that adversely affect our business or that dilute ownership of or adversely affect the rights of holders of our common stock, and our assets may be subject to foreclosure to provide for repayment of amounts owed.

        Our ability to repay our debt will depend on our future operating performance, which will be affected by prevailing economic conditions and financial and other factors, certain of which we cannot control. If we are not able to repay our debt, we will be forced to pursue one or more alternative strategies such as reducing our capital expenditures, selling assets, restructuring our debt or seeking additional equity capital which may dilute the ownership interest of or create securities with rights senior to those held by present owners of our common stock. Any further debt financing, if available, may involve covenants limiting or restricting our operations, future opportunities or ability to declare and pay any future dividends. If we are unable to effect any of these strategies, our assets may be subject to foreclosure by CMRG.

You will experience significant dilution as a result of the issuance of additional shares of our common stock.

        Contemporaneously with the distribution, we intend to grant warrants and shares of restricted stock to our executive officers and certain other employees. We also intend to grant options to certain CMRG option holders as described under "The Distribution--Treatment of CMRG Options." As a result of these grants, you will experience dilution in your ownership percentage of our common stock. Your shares will also be diluted if you exercise proportionately fewer of the warrants that you receive in the distribution than other stockholders or the members of management who exercise their warrants. In addition, if CMRG converts into shares of our common stock any portion of the outstanding principal of the convertible promissory note or notes which evidence certain loan obligations of LPI to CMRG or converts any shares of preferred stock into shares of our common stock, you will experience ownership percentage dilution.

        Furthermore, you may experience dilution in the value of your shares to the extent that any shares of common stock underlying the options, warrants or convertible note are sold at or exchanged for a price less than the then net tangible book value per share of our common stock. See "Dilution" and "Description of LPI Capital Stock."

The exercise price of the warrants is not based on market prices and by exercising warrants, you will risk the loss of your investment.

        Our board determined the exercise price for the shares of our common stock issuable upon exercise of the warrants based on various factors, including the intended use of proceeds of the offering, the amount of proceeds we plan to raise, prevailing market conditions, the history of and prospects for the loss prevention and security services industry, an assessment of our management, our prospects, our capital structure and other factors as were deemed relevant. The board did not obtain an independent valuation in determining the exercise price. The exercise price does not indicate that our common stock has a value of that amount or could be resold at that price. The exercise price reflects our board's opinion relating to the future and may not be indicative of future market prices of the underlying shares or the book value, cash flows, revenues or profitability of LPI. Holders who exercise warrants will risk the loss of their investment. We cannot assure you that you will be able to resell shares of our common stock obtained by exercising warrants for an amount equal to or greater than the exercise price.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission (which we refer to as the "SEC") encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This information statement/prospectus contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this information statement/prospectus. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions, including industry and economic conditions, that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed under "Risk Factors," as well as any cautionary language in this information statement/prospectus and our filings with the SEC, provide examples of these risks and uncertainties.

        You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement/prospectus. We have no obligation, and expressly disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 DIVIDEND POLICY

        We have never paid any dividends on our common stock nor do we expect to pay a dividend in the foreseeable future. Our dividend policy will be established by our board from time to time based on our results of operations and financial condition and such other business considerations and on the circumstances then in existence as the board considers relevant. In addition, the terms of our loan and security agreement with CMRG to be entered into in connection with the distribution places limits on our ability to pay dividends and make other distributions.

                                THE DISTRIBUTION

Background and Reasons for the Distribution

        The CMRG board concluded that the separation of LPI by way of a distribution of the common stock of LPI to CMRG stockholders would be in the best interests of CMRG stockholders. Prior to the filing of the Form S-1 registration statement of which this information statement/prospectus forms a part, the CMRG board authorized CMRG management to take the steps necessary to effect the distribution. Consummation of the distribution is subject to several conditions described in greater detail below.

        The distribution is intended to separate two businesses with distinct financial, investment and operating characteristics so that each can adopt strategies and pursue objectives appropriate to its specific needs in order to compete effectively. The CMRG board believes that separating LPI from CMRG will provide greater growth opportunities for each company and the following potential benefits:

        o Attract Broader Client Base. As a subsidiary of CMRG, LPI suffers from a perceived conflict of interest by a number of potential customers. As a stand-alone company, LPI believes it will be able to penetrate the broader retail market and demonstrate a clear, unambiguous position to potential clients.

        o Attract Key Employees. LPI believes that it will be able to attract and retain qualified managerial employees if employee equity compensation is directly related to the operations and anticipated success of LPI as an independent entity.

        o Management Focus. The management team of each company will be better able to focus on its operations, strategic direction and core business, which the CMRG board believes will help increase stockholder value over the long term.

        o Permit Investors To Better Evaluate Separate Company Performances. Investors in LPI and CMRG will be better able to evaluate the financial performance of each company, enhancing the potential that each will achieve appropriate market recognition.

        o Improved Access To Capital Markets. By establishing LPI as a separate public company, we hope to improve access to the capital markets for both CMRG and LPI, so that they may raise capital as needed to fund their respective businesses.

        Following the distribution, CMRG will continue to own and operate its retail apparel and other lines of business.

Conditions Precedent to the Distribution

        It is expected that the distribution of our common stock to CMRG stockholders will be effective on or about ___________, so long as the following conditions are satisfied or waived:

        1. The board of CMRG declares a special dividend or distribution, in the form of shares of LPI common stock and warrants to purchase additional shares of LPI common stock, payable to CMRG stockholders.

        2. Our registration statement on Form S-1 of which this information statement/prospectus forms a part shall have been filed and declared effective by the SEC;

        3. CMRG shall be satisfied that each of CMRG and LPI will be solvent following the distribution;

4. No other event or development shall have occurred that, in the sole judgment of CMRG, would result in the distribution having a material adverse effect on CMRG or its stockholders;

5. No order, injunction or decree shall have been issued by any court of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the distribution shall be in effect.

        The fulfillment or waiver of the foregoing conditions will not create any obligation on the part of CMRG to effect the distribution, and the board of CMRG has reserved the right to cancel, defer or modify the distribution and the related transactions at any time prior to the distribution date. If CMRG cancels the distribution, no shares or warrants will be distributed.

Manner of Effecting the Distribution

        In the event that all conditions to the distribution are satisfied or waived, and subject to the right of the board of CMRG to cancel, defer or modify the distribution and related transactions, the distribution will be made on or about _____________ to stockholders of record of CMRG on __________. Registered holders of CMRG common stock will receive stock certificates representing their ownership of LPI shares. The distribution agent will mail the stock certificates to each registered holder. For stockholders who own CMRG common stock through a broker or other nominee, shares of LPI common stock will be credited to their account by the broker or other nominee on or about __________. After the distribution, holders who have had LPI shares credited to their account may request physical stock certificates for their shares from their broker or nominee. Registered holders of CMRG common stock will also receive warrant certificates representing the warrants to purchase additional shares of LPI common stock. The distribution agent will mail the warrant certificates to each registered holder. For stockholders who own CMRG common stock through a broker or other nominee, warrants will be credited to their account by the broker or other nominee on or about ____________.

        We will not issue fractional shares or warrants exercisable for fractional shares in connection with the distribution. Instead of issuing fractional shares or warrants exercisable for fractional shares, we will round up each fractional share to the next whole share.

        Holders of CMRG common stock will not be required to pay any cash or other consideration for the shares of our common stock and warrants received in the distribution, to surrender or exchange shares of CMRG common stock or to take any other action in order to receive shares of our common stock and warrants. The distribution will not affect the number of, or the rights of holders of, the outstanding shares of CMRG common stock.

        Holders of CMRG common stock should not send their CMRG stock certificates to CMRG, LPI or the distribution agent. Certificates representing shares of our common stock and warrants will be mailed to registered holders and shares will be credited to brokerage accounts on or about ______________.

        CMRG stock certificates will continue to represent shares of CMRG common stock after the distribution in the same amount shown on the certificates.

Treatment of CMRG Options

        Any outstanding options to purchase shares of CMRG common stock will remain outstanding and will continue to represent the right to purchase the same number of shares after the distribution. In addition, if you hold options to purchase shares of CMRG common stock that have an exercise price per share of no greater than $4.60, then you will receive options to purchase shares of LPI common stock. We will grant to such holders options to purchase LPI common stock in the same ratio used in the distribution of one LPI share for every seven CMRG shares. We will not issue options exercisable for fractional shares. Instead of issuing options exercisable for fractional shares, we will round up each fractional share to the next whole share. On November 21, 2002, there were options outstanding to purchase approximately 2.9 million shares of CMRG common stock at an exercise price per share no greater than $4.60. Based on this number, we intend, contemporaneously with the distribution, to grant options to purchase approximately 416,000 shares of our common stock to the holders of these CMRG options. Consistent with the terms of our 2002 Stock Incentive Plan, one-third of these options will vest on the first anniversary of the date of grant, another one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant. The exercise price of these options will be $0.35 per share of LPI common stock.

Results of the Distribution

        Following the distribution, LPI will be a separate publicly traded company. Other than the holders of LPI restricted stock, the number and identity of the holders of our common stock immediately following the distribution will be substantially the same as the number and identity of the holders of CMRG common stock on the record date. Immediately following the distribution, we expect to have approximately 379 holders of record of our common stock and approximately 6.1 million shares of common stock outstanding prior to the exercise of any warrants which we intend to issue in connection with the distribution. These numbers are based on the number of stockholders of record of CMRG common stock, the number of shares of CMRG common stock outstanding as of the close of business on November 21, 2002, the distribution ratio of one share of LPI common stock for every seven shares of CMRG common stock outstanding, and the issuance of approximately 970,000 shares of restricted stock to our three executive officers and certain other employees. The calculation for the distribution excludes CMRG treasury stock and assumes no exercise of outstanding CMRG options. The actual number of shares of our common stock to be distributed will be determined as of the record date. The distribution will not affect the number of shares outstanding of CMRG common stock or any rights of holders of CMRG common stock.

Incurrence of Debt

        Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement under which CMRG may provide, in its sole discretion, a secured credit facility to LPI of $500,000 to provide for certain working capital requirements of LPI following the distribution. The loan agreement and one or more promissory notes provide for repayment of the $500,000 loan, if made by CMRG to LPI, and previous advances of $1,000,000 extended by CMRG to LPI which represent certain costs incurred by CMRG in connection with LPI's operations since May 14, 2002. The loan agreement and the one or more promissory notes provide for a maturity of one year from the distribution date and contemplate monthly interest payments at a rate of 12% per year. The loans are secured by all of LPI's assets. CMRG has the option to convert any portion of the outstanding principal amount into shares of LPI's common stock. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

Issuance of Convertible Preferred Stock

        Substantially contemporaneously with the distribution, we will issue to CMRG 25,000 shares of our series A convertible preferred stock in satisfaction of intercompany indebtedness. Each share of preferred stock will be convertible into 100 shares of our common stock at a conversion value of $0.40 per share of common stock. The preferred stock will earn a cumulative dividend at a rate of 12%, payable in cash or in kind. LPI may also redeem the preferred stock for cash at any time.

Approval and Trading of the Shares of LPI Common Stock

        There is no existing market for our common stock. We anticipate that, following completion of the distribution, shares of our common stock will be traded over-the-counter and quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. Issuers whose securities are traded over-the-counter may experience a greater spread between the "bid" and "asked" prices of their securities compared with securities traded on a national securities exchange or NASDAQ. In addition, some of CMRG's investors have policies against the purchase or holding of securities traded in the over-the-counter markets. Trading in an over-the-counter market will affect both the trading volume and the market value of our common stock for the foreseeable future. We expect that our common stock will lack public market research analyst coverage because it will not be listed on a national securities exchange or NASDAQ. Therefore, it will be more difficult for investors to obtain reliable information about the value of our common stock or the extent of risks to which an investment in our common stock is exposed.

        There can be no assurance about the trading prices for our common stock after the distribution date, and until the shares of our common stock are fully distributed and an orderly market develops, the trading prices for shares of our common stock may fluctuate. Prices for our common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, the impact of the factors referred to in "Risk Factors," investor perceptions of our company and its business, our operating results, our dividend policies and general economic and market conditions. See "Risk Factors--Risks Related to Our Separation from CMRG, the Distribution and the Offering."

        CMRG common stock will continue to trade on the NASDAQ National Market under the symbol "CMRG". After the distribution, the trading price of CMRG common stock will likely be lower than the trading price immediately prior to the distribution. Until the market has evaluated the operations of CMRG without LPI, the trading price of CMRG common stock may fluctuate. In addition, the combined trading prices of our common stock and CMRG common stock held by stockholders after the distribution may be less than, equal to or greater than the trading price of CMRG common stock prior to the distribution.

Shares Eligible for Future Sale

        Immediately upon consummation of the distribution, we will have approximately 6.1 million shares of common stock outstanding, of which approximately 5.1 million shares of common stock will be issued to CMRG stockholders and approximately 970,000 shares of restricted stock will be issued to our executive officers and certain other employees. We believe that all of the shares of our common stock distributed to CMRG stockholders in the distribution will be freely transferable under the Securities Act, except for shares of our common stock received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with, our company, and may include certain of our officers, directors or principal stockholders. After we become a publicly-traded company, securities held by persons who are our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. We believe that persons who may be deemed affiliates of LPI after the distribution will beneficially own an aggregate of approximately 2.9 million shares of our common stock, which includes approximately 1.3 million exercisable warrants, or approximately 38% of our total outstanding shares after the distribution.

        As of the date of this information statement/prospectus, warrants to purchase approximately 5.1 million shares of our common stock were held by CMRG and will be distributed to CMRG's stockholders in connection with the distribution. We intend to grant options to purchase a total of approximately 1,166,000 shares of our common stock contemporaneously with the distribution. Of this total number of options, we intend to grant options to purchase 850,000 shares of common stock to our directors and executive committee members. See "Management--Director Compensation" for more information. Also included in this total are options to purchase approximately 416,000 shares of our common stock that we intend to grant to existing CMRG optionholders who hold CMRG options that have an exercise price per share of no greater than $4.60. See "The Distribution--Treatment of CMRG Options" for more information.

        Contemporaneously with the distribution, three of our executive officers and 12 other employees will receive an aggregate of approximately 970,000 shares of LPI restricted stock under our 2002 Stock Incentive Plan. In addition, these individuals will also receive warrants to purchase an aggregate of approximately 970,000 additional shares of our common stock with the same terms and conditions as the warrants distributed to CMRG stockholders. For a more complete discussion of these restricted stock grants and issuance of warrants, see "Management--Executive Compensation" and "--Stock Incentive Plan."

        We anticipate that we will grant additional options to purchase shares of our common stock pursuant to our 2002 Stock Incentive Plan following the distribution. We intend to file a registration statement on Form S-8 under the Securities Act to register the shares of our common stock reserved for issuance upon exercise of outstanding options and other issuances under our 2002 Stock Incentive Plan.

Reasons for Furnishing This Information Statement/Prospectus

        This information statement/prospectus is being furnished to provide information to CMRG stockholders who will receive shares of LPI common stock and warrants in the distribution and to offer for sale the shares of common stock that may be issued upon exercise of the warrants. This information statement/prospectus is not, however, and is not to be construed as, an inducement or encouragement to buy or sell any securities of CMRG or of LPI. The information contained in this information statement/prospectus is believed by CMRG and by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither CMRG nor we will update the information except in the normal course of its or our public disclosure practices. This information statement/prospectus forms a part of the Form S-1 registration statement which we filed with the SEC to register the shares of our common stock to be distributed by CMRG to its stockholders and the shares of our common stock that may be issued upon exercise of the warrants.

                                  THE OFFERING

Background and Reasons for the Offering

        In connection with the separation of LPI by CMRG, CMRG's board concluded that it would be in the best interests of its stockholders to distribute warrants to purchase approximately 5.1 million shares of LPI common stock to CMRG stockholders together with the shares of LPI common stock. CMRG intends to distribute the warrants in order to enable LPI to raise additional capital in the future if and when CMRG stockholders choose to exercise the warrants and purchase additional shares of LPI common stock. In addition, contemporaneously with the distribution, we intend to issue to some of our employees warrants to purchase approximately 970,000 shares of common stock, under the same terms and conditions as the warrants which will be distributed to CMRG stockholders. Prior to the filing of the Form S-1 registration statement of which this information statement/prospectus forms a part, the CMRG board authorized CMRG management to take the steps necessary to effect the distribution of warrants and the related offering of common stock underlying the warrants.

Conditions Precedent to the Offering

        If CMRG elects to cancel the distribution for any reason, including non-satisfaction of any of the conditions to the distribution listed above in "The Distribution--Conditions Precedent to the Distribution", then the offering will also be cancelled. The fulfillment or waiver of any of the conditions will not create any obligation on the part of CMRG to effect the distribution or the offering. If CMRG cancels the distribution, no shares or warrants will be distributed.

Terms of the Warrants

        The following description of the terms of the warrants is qualified in its entirety by reference to the warrant agreement and the warrant certificate, forms of which have been filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part. Before deciding whether or not to exercise warrants, you should review carefully the warrant agreement, the warrant certificate, this information statement/prospectus, including the section titled "Risk Factors," and all subsequent reports, proxy statements or other filings that we may make with the SEC. See "Additional Information."

        Each warrant will entitle the holder to purchase one share of our common stock at a price per share of $0.40 until six months after the distribution date. On the date which is six months after the distribution date, the exercise price will increase to $0.80. The warrants will be exercisable at any time or from time to time, in whole or in part, beginning on the distribution date and ending at 5:00 p.m., eastern standard time, on the date which is twelve months after the distribution date. If a holder of warrants fails to exercise the warrants prior to the expiration date of the warrants, the warrants will expire and the holder will have no further rights under the warrants. A holder of warrants will not have any of the rights or privileges of a stockholder with respect to the shares of common stock underlying the warrants prior to exercise of such warrants. You will not be responsible for any fees payable to the warrant agent.

        The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment in certain circumstances, including our issuance of a stock dividend or certain other distributions, a stock split or reverse stock split, certain sales of our common stock below market value, reclassifications of our common stock, our reorganization, merger or consolidation, or sale of substantially all of our assets, and certain other events. For a complete understanding of the adjustments that may be made, please refer to the full text of the warrant agreement, the form of which was filed as an exhibit to the Form S-1 Registration Statement of which this information statement/prospectus forms a part. No assurance can be given that the market price of our common stock will exceed the exercise price at any time during the term of the warrants.

        American Stock Transfer & Trust Company will act as the warrant agent for registration and permissible transfers of the warrants. The warrants will be non-transferable except by will or the laws of descent and distribution. The warrants will not be publicly traded.

Common Stock Underlying the Warrants

        In addition to registering approximately 5.1 million shares of our common stock to be distributed by CMRG to its stockholders in the distribution, the Form S-1 registration statement of which this information statement/prospectus forms a part registers approximately 6.1 million shares of our common stock offered by this information statement/prospectus which may be issued upon exercise of the warrants.

        The warrant agent will deliver by mail to registered holders certificates representing shares of our common stock purchased through the exercise of warrants as soon as practicable after the date that such warrants are exercised. For stockholders who own stock through a broker or other nominee, shares of our common stock purchased through the exercise of warrants will be credited to their account by the broker or other nominee as soon as practicable after the date of exercise. We will keep available a sufficient number of authorized shares of common stock to allow for exercise of the warrants.

Determination of Warrant Exercise Price

        Our common stock is not currently traded or quoted on any national exchange or quotation service. We anticipate that, following completion of the distribution, shares of our common stock will be traded over-the-counter and quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation.

        Our board determined the exercise price for the shares of our common stock issuable upon exercise of the warrants based on various factors, including the intended use of proceeds of the offering, the amount of proceeds we plan to raise, prevailing market conditions, the history of and prospects for the loss prevention and security services industry, an assessment of our management, our prospects, our capital structure and other factors as were deemed relevant. The board did not obtain an independent valuation in determining the exercise price. The exercise price does not indicate that our common stock has a value of that amount or could be resold at that price.

No Board Recommendation

        Although our board determined the exercise price for the warrants, its determination does not constitute a recommendation as to the advisability of exercising warrants to purchase shares of our common stock. In addition, the CMRG board has made no recommendation as to whether or not you should exercise the warrants you receive in connection with the distribution. Holders who do exercise their warrants will hold a larger percentage of our total outstanding common stock than they would have had they chosen not to exercise their warrants. However, holders who exercise warrants will risk the loss of their investment. We cannot assure you that you will be able to resell shares of our common stock obtained by exercising warrants for an amount equal to or greater than the exercise price.

Method of Exercising the Warrants

        The warrants will be exercisable at any time or from time to time, in whole or in part, beginning on the distribution date and ending on the expiration date for the warrants at the then applicable exercise price, subject to any adjustment described above. The expiration date is 5:00 p.m., eastern standard time on the date which is 12 months after the distribution date. The warrants may be exercised by surrendering to the warrant agent at its offices, the warrant certificate with a completed and executed exercise form which is located on the reverse side of the warrant certificate. Warrant certificates must be accompanied by full payment of the exercise price, for the number of warrants being exercised, together with all federal and state taxes applicable upon such exercise. Payment may be made by certified or cashier's check drawn on a U.S. bank, U.S. postal money order payable to the warrant agent or wire transfer of funds to an account maintained by the warrant agent. Surrenders of warrant certificates will be effective only upon receipt by the warrant agent. Once you have exercised your warrants, you may not revoke or change your exercise.

        Please do not send any warrant certificates to LPI or CMRG. The warrant agent must receive the warrant certificate with a properly completed exercise form and payment on or before the expiration date. You may deliver the warrant certificate and payment by mail or commercial courier. You are responsible for choosing the payment and delivery method for your warrant exercise and you bear the risks associated with this delivery. If you choose to deliver your warrant certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure receipt by the warrant agent prior to the expiration date of the warrants.

Broker or Nominee Accounts

        If you wish to exercise warrants to purchase shares in this offering and your shares are held by a broker, or other nominee, you should promptly contact your broker or other nominee with instructions to exercise your warrants. Your broker or other nominee is the record holder and will have to act on your behalf to exercise warrants. You will be responsible for the payment of any fees that your broker or other nominee may charge.

Resolution of Procedural Questions and Ambiguities

        We will decide all questions concerning the timeliness, validity, form and eligibility of any exercise of warrants. Any such determination will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any warrants because of any defect or irregularity.

        Warrant certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor the warrant agent have any duty to give notification of any defect or irregularity in connection with the submission of warrant certificates or payment. Neither we not the warrant agent will incur any liability for failure to give such notification.

        If you do not specify the number of shares being purchased on the exercise form, or if your payment is insufficient to pay the total purchase price for all of the shares that you indicated you wish to purchase, you will be deemed to have purchased the maximum number of shares that could be purchased upon exercise of your warrants for the amount of the payment that the warrant agent receives from you. If your payment exceeds the total purchase price for all of the shares underlying your warrants, the excess will be refunded to you as soon as practicable. No interest will be paid on any overpayments made in connection with the exercise of warrants.

Right to Reject Exercise; Regulatory Limitations

        We reserve the right to reject any exercise of warrants if the exercise does not comply with the terms of the warrant agreement or the offering or is not in proper form or if the exercise of warrants or delivery of common stock underlying the warrants would be unlawful or materially burdensome.

        We are not offering or selling, or soliciting the purchase of any shares underlying the warrants or soliciting the exercise of any warrants in any state or other jurisdiction in which such offer, sale, purchase or exercise is not permitted. We reserve the right to delay the commencement of the offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer shares underlying the warrants to residents of any state or other jurisdiction whose law would require a change in the offering in order to carry out the offering in that state or jurisdiction. We reserve the right to refuse the exercise of warrants by any holder who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of warrants or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to seek that clearance or approval or to pay for any expenses incurred in seeking that clearance or approval.

                                 USE OF PROCEEDS

        We will receive no proceeds from CMRG's distribution to its stockholders of the shares of our common stock and warrants to purchase approximately 5.1 million shares of our common stock or from our issuance to our executive officers and certain other employees of warrants to purchase approximately 970,000 additional shares of our common stock. However, assuming full exercise of these warrants, we anticipate that the cash proceeds from the sale of the shares of our common stock underlying the warrants offered pursuant to the offering, before payment of offering fees and expenses, will be between approximately $2,424,000 and approximately $4,848,000, depending on the exercise price in effect when the warrants are exercised.

        We expect that up to $1,000,000 of such potential proceeds would be used to repay certain loans owed by us to CMRG pursuant to the loan and security agreement and one or more promissory notes to be executed prior to and effective upon the distribution. The loan agreement and one or more promissory notes evidencing the loans provide for a maturity of one year from the distribution date and contemplate monthly interest payments at a rate of 12% per year. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

        We expect that any unallocated proceeds will be used primarily to accelerate our plans for the future growth of our business and potentially to redeem all or a portion of the convertible preferred stock held by CMRG. Our current plan for future liquidity is not dependent on our ability to raise additional funds through the exercise of the warrants.

                              PLAN OF DISTRIBUTION

        Prior to the distribution, we intend to issue to CMRG 5.1 million shares of our common stock and warrants to purchase an additional 5.1 million shares of our common stock. CMRG will own all of those shares and warrants as of the date of this information statement/prospectus. CMRG stockholders will receive one share of LPI common stock and one warrant for each seven shares of CMRG common stock held on the record date. Upon consummation of the distribution, CMRG will have distributed to its stockholders all of the shares of common stock and warrants that it holds. Immediately following the distribution, CMRG will not own any outstanding shares of LPI common stock. However, following the distribution, there will be certain relationships between LPI and CMRG described in this information statement/prospectus and CMRG will hold one or more convertible promissory notes which will evidence certain loan obligations of LPI to CMRG. CMRG will also own 25,000 shares of our convertible preferred stock. If CMRG exercises its option to convert into shares of LPI common stock any portion of the outstanding principal amount of the note or notes or any shares of the preferred stock, then CMRG would own shares of LPI common stock.

        CMRG intends to distribute the shares of LPI common stock to its stockholders in order to establish LPI as a separate public company. CMRG intends to distribute the warrants in order to enable LPI to raise additional capital in the future if and when warrant holders choose to exercise the warrants and purchase additional shares of LPI common stock. Following the distribution, we intend to sell additional shares of our common stock to stockholders and certain members of our management who exercise the warrants that they receive in the distribution. We will receive any and all proceeds from the sale of common stock upon exercise of the warrants. CMRG will receive no proceeds from the sale of common stock upon exercise of the warrants.

                      DISTRIBUTION AGENT AND WARRANT AGENT

        The distribution agent and warrant agent is American Stock Transfer & Trust Company, telephone 1-800-937-5449. We refer to American Stock Transfer & Trust Company as both the distribution agent and the warrant agent.

                                    DILUTION

        Contemporaneously with the distribution, we intend to grant warrants and shares of restricted stock to our executive officers and certain other employees. We also intend to grant options to certain CMRG optionholders as described under "The Distribution -- Treatment of CMRG Options." As a result of these grants, you will experience dilution in your ownership percentage of our common stock. Your shares will also be diluted if you exercise proportionately fewer of the warrants you receive in the distribution than other stockholders or LPI employees who exercise their warrants. In addition, if CMRG converts into shares of our common stock any portion of the outstanding principal of the convertible promissory note or notes which evidence certain loan obligations of LPI to CMRG or converts any shares of preferred stock into shares of our common stock, you will experience ownership percentage dilution.

        Excluding the effect of the grants of approximately 970,000 shares of restricted stock to our executive officers and certain other employees, the net tangible book value of a share of our common stock immediately after the distribution will be $0.22 per share. The net tangible book value will be immediately diluted by the impact of these restricted stock grants, decreasing the net tangible book value to $0.18 per share. Furthermore, we intend to issue to these same individuals warrants to purchase approximately 970,000 additional shares of our common stock. If any of these warrants are exercised in the future, they may potentially dilute your ownership percentage. Your ownership percentage would be further diluted if you decide not to exercise your warrants.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE OFFERING

        The following discussion sets forth the material U.S. federal income tax consequences of the distribution of LPI common stock and warrants to CMRG stockholders. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. We have not sought any ruling from the Internal Revenue Service (which we refer to as "IRS") or an opinion of counsel with respect to the federal income tax consequences discussed in this information statement/prospectus, and there can be no assurance that the IRS or a court will not take a position contrary to the federal tax consequences discussed herein or that any such contrary position taken by the IRS or a court would not be sustained.

        The discussion below is for general information only and does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold CMRG common stock and will hold shares of LPI common stock and warrants as capital assets. The tax treatment of a CMRG stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including for example, partners of entities classified as partnerships for U.S. federal income tax purposes that hold CMRG common stock, persons who hold CMRG common stock through entities which are disregarded for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, expatriates, financial institutions, dealers in securities or foreign currencies, holders who hold common stock as part of a "straddle," "hedge," or conversion transaction and individuals who received CMRG common stock pursuant to the exercise of employee stock options or otherwise as compensation.

        As used in this section, a "U.S. Holder" means a beneficial owner of CMRG common stock that receives shares of LPI common stock and warrants in the distribution and that is, for U.S. federal income tax purposes:

        o       a citizen or resident of the U.S.;

        o a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof;

        o an estate whose income is subject to U.S. federal income tax regardless of its source; or

        o a trust if (i) in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

        As used in this section, a "non-U.S. Holder" is a beneficial owner of CMRG common stock that receives shares of LPI common stock and warrants in the distribution and that is not a U.S. Holder.

U.S. Holders

        The receipt by U.S. Holders of shares of LPI common stock and warrants in the distribution will constitute a taxable distribution for U.S. federal income tax purposes, subject to taxation under the rules of Section 301 of the Code. Under those rules, distributions are treated (i) first as dividends to the extent of the distributing corporation's current or accumulated earnings and profits, as determined under U.S.

federal income tax rules; (ii) then as tax-free returns of capital, to the extent of a stockholder's basis in its shares of the distributing corporation; and (iii) thereafter, as gain from the sale or exchange of property.

        The amount of the distribution will be the fair market value of the sum of (i) shares of LPI common stock, and (ii) warrants to purchase LPI common stock on the distribution date. The fair market value of the shares of LPI common stock on the date of distribution is estimated to approximate no more than the net tangible book value or $0.18 per LPI share at August 3, 2002, and the fair market value of the warrants on such date is estimated to be approximately $0.01. In addition, CMRG believes that, as of the date hereof, CMRG has no accumulated earnings and profits for U.S. federal income tax purposes and will have no current or accumulated earnings and profits for U.S. federal income tax purposes as of the close of its taxable year in which the distribution occurs if the distribution occurs prior to January 31, 2003. However, should CMRG have current and/or accumulated earnings and profits for U.S. federal income tax purposes as of the close of its taxable year in which the distribution occurs, then, to the extent of the lesser of such earnings and profits and the amount of the distribution, the distribution will be treated as a dividend, subject to taxation at ordinary income tax rates.

        Each U.S. Holder that receives shares of LPI common stock and warrants in the distribution will reduce such holder's adjusted tax basis in its CMRG common stock (but not below zero) to the extent that the distribution is treated as a return of capital as discussed above. Any excess of the fair market value of the shares of LPI common stock and warrants received over the sum of a holder's adjusted tax basis in its CMRG common stock and any amount received treated as a dividend will be treated as gain from the sale or exchange of property. Such gain generally will be capital gain and generally will be long term capital gain if such U.S. Holder's holding period for its CMRG common stock was more than one year at the time of the distribution.

        Each U.S. Holder will have a tax basis in the shares of LPI common stock and warrants received equal to their fair market values on the distribution date, and such U.S. Holder's holding period for the shares of LPI common stock and warrants will begin on the day following the distribution date. A U.S. Holder that exercises its warrants should not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise. A U.S. Holder's tax basis in LPI common stock acquired upon exercise of its warrants should equal such holder's tax basis in its exercised warrants plus the exercise price paid for such stock. The holding period for the common stock acquired upon exercise of warrants should begin on the date the warrants are exercised. If a U.S. Holder's warrants expire unexercised, the holder should have a capital loss equal to its tax basis in its unexercised warrants. The deductibility of capital losses, if any, realized on the expiration of unexercised warrants may be subject to certain limitations.

Non U.S. Holders

        In general, if the distribution of LPI common stock and warrants constitutes a dividend as discussed above, a non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States ("U.S. trade or business income"). As discussed above, CMRG does not anticipate that it will have any current or accumulated earnings and profits as of the end of its taxable year in which the distribution occurs if the distribution occurs prior to January 31, 2002. Therefore, provided that circumstances do not change prior to the distribution date, CMRG does not intend to withhold any portion of the distribution that it pays to non-U.S. Holders. Brokers and other intermediaries that are withholding agents for these purposes may also rely on CMRG's estimate of its earnings and profits and not withhold on any portion of the distribution that they pay to non-U.S. Holders. However, there can be no assurance that such withholding agents will rely on CMRG's estimate and refrain from withholding at the time the distribution is made.

        In the event that circumstances change prior to the distribution date and withholding is made, in order to obtain a reduced rate of withholding under an income tax treaty a non-U.S. Holder generally will be required to provide a properly completed and executed IRS Form W-8BEN (or successor form) to CMRG or its distribution agent, or similar appropriate documentation or substitute form, certifying the non-U.S. Holder's entitlement to benefits under an applicable income tax treaty. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

        Any portion of the distribution that is treated as a dividend, but that is U.S. trade or business income, generally will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form) to CMRG or its distribution agent, or similar appropriate documentation or substitute form, certifying that the dividends are effectively connected with the conduct of a U.S. trade or business. Instead, dividends that are effectively connected with the conduct of a U.S. trade or business generally will be subject to regular U.S. federal income tax in the same manner as if such dividends were received by a U.S. Holder. Any dividends that are U.S. trade or business income received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty.

        To the extent that the amount of the distribution is in excess of CMRG's current and accumulated earnings and profits for U.S. federal income tax purposes, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized with respect to its CMRG common stock pursuant to the distribution, unless either (1) the gain is U.S. trade or business income, or (2) in the case of gain realized by an individual non-U.S. Holder, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the exchange and certain other conditions are met. In the event that clause (1) applies, such gain generally will be subject to regular U.S. federal income tax in the same manner as if such gain were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty. In the event that clause
(2), but not clause (1), applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

Information Reporting and Backup Withholding

        Non-exempt U.S. Holders may be subject to information reporting with respect to the distribution of LPI common stock and warrants made by us or our distribution agent, in its capacity as such. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at the rates specified in the Code.

        In general, backup withholding will not apply with respect to the distribution of LPI common stock and warrants, to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, the distribution may be subject to backup withholding in certain circumstances. Nevertheless, CMRG must report to the IRS and to each non-U.S. Holder any portion of the distribution that is treated as a dividend and subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. Holder resides.

        Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the distribution of LPI common stock and warrants.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects of the distribution. CMRG stockholders are urged to consult their tax advisors concerning the U.S. Federal, state, local and non-U.S. Tax consequences of the distribution to them.

        For a description of the tax sharing agreement under which CMRG and LPI have provided for various tax matters, see "Arrangements Between CMRG and LPI Relating to the Distribution--Tax Sharing Agreement."

                        ARRANGEMENTS BETWEEN CMRG AND LPI
                          RELATING TO THE DISTRIBUTION

        Immediately prior to the distribution, we will be wholly owned by CMRG. Immediately following the distribution, CMRG will not own any outstanding shares of LPI common stock. However, CMRG will hold one or more convertible promissory notes issued to CMRG by LPI which evidence certain loan obligations of LPI to CMRG. CMRG will also own 25,000 shares of LPI convertible preferred stock. If CMRG exercises its option to convert into shares of LPI common stock any portion of the outstanding principal amount of the note or notes or any shares of preferred stock, then CMRG would own shares of LPI common stock. Furthermore, except as described below, all contractual relationships existing prior to the distribution between CMRG and us will be terminated except for commercial relationships in the ordinary course of business and except for those agreements described below. Included in the ordinary course of business are loss prevention services provided by LPI to CMRG, which are described in more detail below under "Certain Relationships and Related Transactions."

        Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into certain agreements to define our ongoing relationship after the distribution. These agreements are summarized below and will be filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of such agreements. The terms of these agreements have not yet been finalized and are being reviewed by us and CMRG. These agreements may be amended by the parties prior to the distribution.

Administrative Services Agreement

        Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into an administrative services agreement, under which CMRG will agree to provide certain administrative, financial, management and other services to LPI for a period of time following the distribution. We will pay CMRG a fixed monthly fee of $25,000 plus actual expenses for the services provided to us by CMRG. CMRG will review the monthly fee from time to time and will make a good faith determination whether the fee should be adjusted to an amount agreed upon by CMRG and LPI. The initial term of the agreement is one year. The agreement will automatically renew for additional one year terms, unless either party provides written notice of its intent to terminate the agreement at least 30 days prior to the expiration of the then current term. The agreement can also be terminated at any time by LPI in its sole discretion upon 30 days written notice to CMRG. For a full understanding of the terms of the administrative services agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Loan and Security Agreement

        Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a loan and security agreement under which CMRG may provide, in its sole discretion, a secured credit facility to LPI of $500,000 to provide for certain working capital requirements of LPI following the distribution. The loan agreement and one or more promissory notes provide for repayment of the $500,000 loan, if made by CMRG to LPI, and previous advances of $1,000,000 extended by CMRG to LPI. It also permits CMRG, at its sole option, to convert any portion of the outstanding principal under the promissory note or notes into shares of LPI common stock at a conversion value is $0.40 per share. The principal amount of the note or notes will mature one year after the distribution date. We will be required to make principal prepayments to the extent of amounts realized by us in any sale or encumbrance of our assets, from the net proceeds of any sales of our equity securities exceeding $500,000 and to the extent of any excess cash flow as defined in the loan agreement. We may also voluntarily prepay at any time without penalty. The loan agreement provides for monthly interest payments at a rate of 12% per year, compounded daily. CMRG will hold a security interest in all of our assets. For a full understanding of the terms of the loan and security agreement and promissory note or notes, we refer you to the full text of the agreement and the note or notes, which has been filed together as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Issuance of Convertible Preferred Stock

        Substantially contemporaneously with the distribution, we will issue to CMRG 25,000 shares of our series A convertible preferred stock in satisfaction of intercompany indebtedness. Each share of preferred stock will be convertible into 100 shares of our common stock at a conversion value of $0.40 per share of common stock. The preferred stock will earn a cumulative dividend at a rate of 12%, payable in cash or in kind. LPI may also redeem the preferred stock for cash at any time. See "Description of LPI Capital Stock--Preferred Stock" for a complete description of the preferred stock.

Tax Sharing Agreement

        Prior to and effective upon consummation of the distribution, CMRG and LPI will enter into a tax sharing agreement that will provide, among other things, for the allocation of federal, state and local tax liabilities for periods prior to and including the distribution date. Through the distribution date, LPI will be included in the consolidated federal income tax returns of CMRG and, in certain states, the state tax returns of CMRG. In general, the tax sharing agreement will provide that LPI will be liable for taxes related to LPI for all periods prior to the distribution. In addition, LPI will not be entitled to any refunds related to LPI for periods prior to the distribution.

        Though valid as between CMRG and LPI, the tax sharing agreement will not be binding on the Internal Revenue Service and does not affect the several liability of CMRG and LPI for all federal income taxes of the consolidated group required to be shown on the consolidated federal income tax return. For a full understanding of the terms of the tax sharing agreement, we refer you to the full text of the agreement, which has been filed as an exhibit to the Form S-1 registration statement of which this information statement/prospectus forms a part.

                       SELECTED HISTORICAL FINANCIAL DATA

        The following selected financial data should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this information statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus. The statement of operations data for the fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000, and the balance sheet data as of February 2, 2002 and February 3, 2001, are derived from, and are qualified by reference to, our financial statements and related notes which have been audited by Ernst & Young LLP and are included in this information statement/prospectus. The summary historical financial data for the six months ended August 3, 2002 and August 4, 2001 and at August 3, 2002 and August 4, 2001 have been derived from our unaudited financial statements. Historical results are not necessarily indicative of the results to be expected in the future.


                                                      Six Months Ended                  Fiscal Year Ended
                                                   August 3,    August 4,    February 2,   February 3,   January 29,
                                                     2002         2001          2002           2001          2000
                                                  (unaudited)  (unaudited)
Amounts in thousands (except per share data)
Statement of Operations Data:
Sales                                              $ 3,490      $ 4,664       $ 7,675        $ 3,332       $ 1,578
Gross profit                                           989        1,374           962          1,197           474

Net loss                                            (3,340)      (1,822)       (5,532)        (1,642)         (728)
Pro forma net loss per share- basic and diluted(1)   $(0.55)      $(0.30)      $(0.91)        $(0.27)        $(0.12)
                                                     =======      =======      =======        =======        =======



                                                                           As of
                                                   August 3,    August 4,    February 2,   February 3,
                                                     2002         2001          2002           2001
                                                  (unaudited) (unaudited)
Amounts in thousands
Balance Sheet Data:
Working capital                                       $ 1,244      $ 1,568          $ 202         $ 660
Accounts receivable, net                                1,053        1,597            909           705
Inventory                                                 870          322            667            76
Property and equipment, net                               555          344            572           114

Total assets                                            2,537        2,390          2,179         1,021
Total long-term obligations                                 -            -              -             -
Total stockholders' equity                              1,799        2,013            775           874



(1) Pro forma net loss per share for each period presented are based on pro forma shares assumed to be outstanding on the distribution date of 6.1 million. Included are the 5.1 million shares of LPI common stock issued in connection with the distribution which was based on CMRG common stock outstanding at November 21, 2002, net of treasury shares, multiplied by the anticipated LPI stock distribution ratio of one share of LPI common stock for every seven shares of CMRG common stock outstanding. Shares of CMRG common stock outstanding at November 21, 2002 were 35.6 million, resulting in pro forma shares of LPI common stock outstanding as a result of the distribution of 5.1 million. Also included in pro forma shares outstanding is 969,531 shares of restricted stock that was issued simultaneously with the distribution, to the Company's top three executives and certain other members of management. The calculation excludes exercisable warrants to purchase an additional 6.1 million shares of LPI common stock since the exercise price of $0.40 per share of the warrants is presumed to be greater than the fair market value on the date of distribution.

                                 CAPITALIZATION

        The following table sets forth the capitalization of LPI as of August 3, 2002:

        o       On a historical basis; and

        o On a pro forma as adjusted basis after giving effect to the distribution of LPI as if it had occurred on August 3, 2002, including the intercompany indebtedness pursuant to LPI's loan and security agreement with CMRG.

        You should read this table in conjunction with the consolidated financial statements of LPI and the accompanying notes, as well as the other financial information included elsewhere in this information statement/prospectus.

                                                                                   August 3, 2002
                                                                         -----------------------------------
                                                                             Actual              As Adjusted
                                                                         ----------------     -------------------

Cash and cash equivalents                                                $            -       $               -
                                                                         ==============       =================

Promissory Note payable to CMRG                                                     -             $   757,759

Stockholders' equity:
      CMRG equity (1)                                                       2,323,892                       -
      Series A Convertible Preferred Stock, $0.01 par value;
      1,000,000 shares authorized; 25,000 shares issued and
      outstanding (2)                                                                                     250
      Additional paid-in capital on Preferred Stock                                                   999,750
      Common Stock, $0.01 par value; 39,000,000 shares authorized;
      6,059,571 shares issued and outstanding (3)                                   -                  61,596
      Additional paid-in capital on Common Stock                                                      572,219
      Warrants to purchase shares of Common Stock; 6,059,571
      warrants issued and outstanding (4)                                                              60,000
      Deferred compensation (5)                                                                       (32,318)
                                                                                                      --------
      Retained deficit (5)                                                  (525,069)(6)             (525,069)
                                                                            ------------             ---------

         Total stockholders' equity                                         1,798,823               1,119,269
                                                                            ---------

              Total capitalization                                         $1,798,823              $1,876,848
                                                                           ==========              ==========


(1) As part of the May 14, 2002 acquisition by CMRG (then known as Designs, Inc.) of substantially all of the assets of Casual Male Corp. and certain of its subsidiaries pursuant to a bankruptcy court ordered auction, Delaware LPI acquired substantially all of the assets of Former LPI and succeeded to the business and operations of Former LPI. Included in CMRG's equity at August 3, 2002 is the allocation of the purchase price for the assets of Former LPI acquired by Delaware LPI of $0.9 million. Also included are CMRG's contributions to LPI since May 14, 2002 to fund working capital needs of approximately $1.5 million.

(2) Substantially contemporaneously with the distribution, we intend to issue to CMRG 25,000 shares of our series A convertible preferred stock. The preferred stock will earn a cumulative dividend at a rate of 12%. Each share of preferred stock will be convertible into 100 shares of LPI common stock at a conversion value of $0.40 per share of common stock. LPI may also redeem the preferred stock for cash.

(3) Pro forma as adjusted shares outstanding reflect a distribution ratio of one share of LPI common stock for every seven shares of CMRG common stock outstanding on the record date for the distribution and also includes the issuance of 969,531 shares of restricted stock to certain members of management.

(4) CMRG intends to distribute warrants in order to enable LPI to raise additional capital in the future if and when CMRG stockholders choose to exercise the warrants and purchase additional shares of LPI common stock. We anticipate that there will be warrants to purchase approximately 6.1 million shares outstanding. Each warrant will entitle the holder to purchase one share of our common stock at a price per share of $0.40 until six months after the distribution date. On the date which is six months after the distribution date, the exercise price will increase to $0.80. The warrants will expire one year from the distribution date. The warrants have been assigned a fair value on the date of distribution of $0.01 per share. We used a Black Scholes valuation, based on CMRG's assumptions for volatility, as an initial basis for valuation. This valuation was then adjusted to account for LPI's historical losses.

(5) Simultaneously with the distribution, the Company intends to issue 969,531 shares of common stock pursuant to restricted stock grants to certain members of management. One-third of the restricted stock will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described under "Management--Executive Compensation" and "Management--Stock Incentive Plan." Upon the issuance of the restricted stock grant, the total compensation expense for these grants will be approximately $48,477 of which $32,318 will be unvested and treated as deferred compensation expense. Adjusted retained deficit reflects the amortization of one-third vesting, or $16,159 of the deferred compensation.

(6) Represents LPI's net loss since May 14, 2002.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this information statement/prospectus. This discussion includes forward-looking statements that reflect our current views with respect to future events and financial performance and that involve risks and uncertainties. Our actual results, performance or achievements could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this information statement/prospectus.

Overview of our Company

        We are currently, and since our inception have been, a wholly owned subsidiary of CMRG. We were incorporated in Nevada on November 15, 2002. Our predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as "Delaware LPI"), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries (which we refer to as the "asset purchase transaction") pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Former LPI") and wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the asset purchase transaction, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with us in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are believed to be significantly higher than the comparable fees for a Nevada public corporation.

        The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) providing loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting analysis. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

        In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million of sales, of which a significant portion was from its parent, Casual Male Corp. However, Former LPI incurred a corresponding net loss of approximately $700,000, which grew in fiscal year 2001 to a net loss of approximately $1.6 million, while its sales for the same period doubled to approximately $3.3 million. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

        In January 2001, Former LPI, through a wholly owned subsidiary, acquired the operating assets of Securex, a security equipment and installation company. During fiscal year 2002, Securex began providing alarm and security central monitoring services. For fiscal year 2002, which was the first full year of ownership of Securex by Former LPI, Securex generated approximately $3.5 million in sales, but had an operating loss of approximately $3.9 million. Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's selling and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business. In fiscal year 2003, subsequent to the asset purchase transaction, LPI, as a wholly owned subsidiary of CMRG, de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex.

        Since inception, the loss prevention services business has generated losses for fiscal years 2000, 2001 and 2002 and for the first six months of fiscal year 2003 of approximately $700,000, $1.6 million, $1.2 million and $200,000, respectively. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses for fiscal year 2002 and for the first six months of fiscal year 2003 of approximately $3.9 million and $3.0 million, respectively.

        Our business plan calls for the continued growth and expansion of our loss prevention services business and our infrastructure support services capabilities. Although we believe that we can successfully execute our business plan, there can be no assurance that we will grow to become profitable.

        A major obstacle to expanding our loss prevention services to other retailers has been that we have operated as a wholly owned subsidiary of CMRG, a national retail company. As a result, we understand that potential customers in our retail market have been reluctant to enter into outsource loss prevention contracts with us. We believe that we may be more successful operating as a separate company than as a wholly owned subsidiary of a retail company.

        Although there can be no assurance that we will be successful in expanding upon our retail client base and become a profitable company by capitalizing upon our established infrastructure of providing a full complement of outsource loss prevention services to the retail industry, we have made and continue to make a number of changes to our business to facilitate the realization of our business plan, including the following steps:

        o we have significantly reduced our selling, general and administrative expenses associated with Securex;

        o we hired Douglas A. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct our financial operation;

        o we are moving, through this distribution, to become a separate loss prevention company not wholly owned by a retail company;

        o we intend to form an expanded board of directors, with several new members, whose focus will be to oversee execution of our business plan; and

        o we intend to establish an executive committee of the board for the purpose of assisting us in our strategic direction.

        We have refocused our efforts on our core retail business and continue to provide our customers with integrated loss prevention services and security system solutions.

        LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry. The loss prevention services that we provide to our retail clients include in-store audits, investigations, employee training and awareness, and point-of-sale exception based reporting ("EBR") software and data-mining. Our services are provided by loss prevention experts who, on average, have 10 to 15 years of retail loss prevention and security experience. The in-store audit, investigation, training and EBR services are often bundled and are priced on a per-store basis. In addition to these loss prevention services, we offer, through our subsidiary Securex LLC (which we refer to as "Securex"), the sale and installation of security equipment and alarm and security central monitoring. This allows us to provide a comprehensive loss prevention solution to our retail clients.

        LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. We currently have approximately 50 loss prevention retail clients with over 4,000 retail locations. Approximately 60% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits, in-store employee investigation, etc. We believe our core market to be the over 7,000 retail and restaurant companies which each operate less than 150 stores and in aggregate represent over 150,000 store locations.

        LPI presently employs 114 loss prevention and administrative personnel, of which approximately 25 employees are loss prevention auditors and investigators located throughout the United States and are on-site at LPI's retail clients. Another 30 employees are security personnel providing specialized security services to specific clients (including 7 employees who currently work exclusively at CMRG, which, in addition to being LPI's parent company until completion of the distribution, is also a customer of LPI). The balance of LPI's employee base either coordinates the activities of the loss prevention field personnel, directs the loss prevention programs of its clients, conducts analysis of point-of-sale transactions provided through the EBR system, provides central monitoring to its clients, or sells and installs security equipment. Of its total employee base, 86 employees work for the LPI outsourced loss prevention solutions, 16 employees work with the alarm and security central monitoring service, and 12 employees work in selling and installing security equipment. The loss prevention services that we provided during fiscal year 2002 generated over 50% of our revenues.

Results of Operations

        The following table presents certain information derived from our audited financial statements for the years ended February 2, 2002, February 3, 2001 and January 29, 2000, and from our unaudited financial statements for the six-month periods ended August 3, 2002 and August 4, 2001:

Amounts in thousands                            Six Months Ended                 Fiscal Year Ended
                                             August 3,    August 4,    February 2,   February 3,     January
                                               2002         2001          2002           2001       29, 2000

Revenue                                         $ 3,490      $ 4,664         $7,675       $ 3,332       $1,578
Cost of goods sold                                2,501        3,290          6,713         2,136        1,104
Gross profit                                        989        1,374            962         1,197          474
Selling, general and administrative               4,166        2,645          5,646         2,821        1,190
Provision for doubtful accounts                     128          533            700             -            -
Depreciation                                         34           17             47            17           12
Net loss                                      $ (3,340)    $ (1,822)      $ (5,532)     $ (1,642)       $(728)

Comparison of six months ended August 3, 2002 to six months ended August 4, 2001

        Revenue. Revenue for the six months ended August 3, 2002 was $3.5 million compared with revenue of $4.7 million for the six months ended August 4, 2001. This decrease was the result of the reduction in revenue from Securex which was negatively impacted by Casual Male Corp.'s bankruptcy, and by the decision to de-emphasize this segment of the business.

        Cost of goods sold. Cost of goods sold for the six months ended August 3, 2002 was $2.5 million compared with cost of goods sold of $3.3 million for the six months ended August 4, 2001. This change directly corresponds to the decrease in sales of Securex.

        Selling, general and administrative. Our selling, general and administrative expenses increased to $4.2 million for the six months ended August 3, 2002, as compared to $2.6 million for the six months ended August 4, 2001. This increase of $1.6 million is due to the increase of Securex sales personnel installation and administrative support staff during last year. Subsequent to the increase in Securex staff, its sales were negatively impacted by Casual Male Corp.'s bankruptcy filed in May 2001. After the May 2002 asset purchase transaction in which we acquired substantially all of the assets of Former LPI, Securex was significantly downsized and strategically de-emphasized.

        Provision for doubtful accounts. The provision for doubtful accounts for the six months ended August 3, 2002 was $128,000 compared with $533,000 for the six months ended August 4, 2001. This decrease results directly from the increased effort put forth by current management to monitor its current receivables as well as a de-emphasis of the Securex line of business, which was responsible for the majority of bad debts in prior periods.

        Depreciation. Depreciation for the six months ended August 3, 2002 was $34,000 compared with depreciation of $17,000 for the six months ended August 4, 2001. This increase relates directly to the substantial capital expenditures incurred in fiscal year 2002, including monitoring facilities, computers and equipment and furniture and fixtures.

        Income taxes. No income tax benefit was recorded for the six months ended August 3, 2002 and August 4, 2001 due to uncertainty as to the ability to utilize these tax benefits in the future. Furthermore, as a result of the May 2002 asset purchase transaction in which we acquired substantially all of the assets of Former LPI, no income benefits are available for the six months ended August 4, 2001 since the related tax carryforwards of net operating losses can not be utilized by us subsequent to May 2002.

        Net loss. Net loss for the six months ended August 3, 2002 was $3.3 million compared to a net loss of $1.8 million for the six months ended August 4, 2001. This increase in net loss is mainly due to the significant reduction in Securex revenues and margins and the resulting write-off of inventory and related assets.

Comparison of year ended February 2, 2002 to year ended February 3, 2001

        Revenue. Revenue for fiscal year 2002 was $7.7 million for the 52-week period compared with revenue of $3.3 million for the 53-week period of fiscal year 2001. The $4.4 million increase was primarily attributable to the acquisition of Securex in January 2001 and to a lesser degree growth in outsource loss prevention services to existing customers and the addition of approximately 15 new retail clients which generated approximately $700,000 in incremental revenues.

        Cost of goods sold. Although there was a significant increase in revenues during the year, cost of goods sold increased by $4.6 million to $6.7 million for fiscal year 2002 compared with cost of goods sold of $2.1 million for fiscal year 2001. This increase was primarily attributable to additional operating costs as a result of the acquisition of Securex at the end of fiscal year 2001, and the subsequent write-down of inventory and related assets acquired from Securex.

        Selling, general and administrative. Selling, general and administrative expenses for fiscal year 2002 were $5.6 million for the 52-week period compared with selling, general and administrative expenses of $2.8 million for the 53-week period of fiscal year 2001. The $2.8 million increase was primarily due to the increases in staff to support sales, installation personnel, central station personnel, and supporting administrative related personnel associated with Securex and the outsource loss prevention retail services businesses.

        Provision for doubtful accounts. The provision of doubtful accounts for fiscal year 2002 was $700,000. This amount reflects the substantial risk that certain receivables, primarily those related to the Company's Securex subsidiary, would not be realized.

        Depreciation. Depreciation for fiscal year 2002 was $47,000 for the 52-week period compared with depreciation of $17,000 for the 53-week period of fiscal year 2001. Depreciation is recorded in relation to monitoring facilities, computers and equipment and furniture and fixtures. The increase in depreciation is mainly due to the purchases of fixed assets for the monitoring business during fiscal year 2002.

        Writedown of goodwill. In fiscal year 2002, in connection with our strategic decision to de-emphasize the Securex business, we determined that the goodwill recorded in connection with our fiscal year 2001 purchase of Securex was impaired. Accordingly, we recorded a $100,000 charge in 2002 to write off the entire balance.

        Income taxes. No income tax benefit was recorded for fiscal years 2002 and 2001 due to the uncertainty as to Former LPI's ability to utilize these tax benefits in the future. Furthermore, as a result of the May 2002 asset purchase transaction in which we acquired substantially all of the assets of Former LPI, no income tax benefits were available for fiscal years 2002 and 2001 since the related tax carryforwards of net operating losses cannot be utilized by us subsequent to May 2002.

        Net loss. Net loss for fiscal year 2002 was $5.5 million for the 52-week period compared with net loss of $1.6 million for the 53-week period of fiscal year 2001. This additional $3.9 million loss is mainly due to the operating costs associated with Securex which was acquired at the end of the prior year, and the significant loss of Securex revenue, which was partially caused by Casual Male Corp.'s bankruptcy filing in May 2001.

Comparison of year ended February 3, 2001 to year ended January 29, 2000

        Revenue. Revenue for fiscal year 2001 was $3.3 million for the 53-week period compared with revenue of $1.6 million for the 52-week period of fiscal year 2000. The $1.7 million increase was attributable to both organic growth and the attainment of new full service loss prevention customers.

        Cost of goods sold. Cost of good sold for fiscal year 2001 was $2.1 million for the 53-week period compared with revenue of $1.1 million for the 52-week period of fiscal year 2000. The $1.0 million increase was primarily attributable to additional field personnel costs attributable to the increase in revenue. The increase in gross margin of approximately 36% for the period in fiscal year 2001 as compared to approximately 30% in fiscal year 2000 is due to the increase in the number of customers and corresponding revenue without the need to dramatically increase the number of employees.

        Selling, general and administrative. Selling, general and administrative expenses for fiscal year 2001 were $2.8 million for the 53-week period compared with selling, general and administrative expenses of $1.2 million for the 52-week period of fiscal year 2000. The $1.6 million increase was primarily due to the ramp-up in selling, account directors, exception based reporting, administrative and corporate related personnel during the period.

        Depreciation. Depreciation for fiscal year 2001 was $17,000 for the 53-week period compared with depreciation of $12,000 for the 53-week period of fiscal year 2000. Depreciation is recorded in relation to monitoring facilities, computers and equipment and furniture and fixtures.

        Income tax benefit. No income tax benefit was recorded for fiscal years 2001 and 2000 due to the uncertainty as to Former LPI's ability to utilize these tax benefits in the future. Furthermore, as a result of the May 2002 asset purchase transaction in which we acquired substantially all of the assets of Former LPI, no income tax benefits were available for fiscal years 2002 and 2001 since the related tax carryforwards of net operating losses cannot be utilized by us subsequent to May 2002.

        Net income. Net loss for fiscal year 2001 was $1.6 million for the 53-week period compared with a net loss of $728,000 for the 52-week period of fiscal year 2000. This increase in net loss is primarily due to additional general and administrative costs associated with the development of a nation-wide loss prevention program.

Plan of Operation

        After having downsized Securex, which has suffered significant operating losses since its acquisition by Former LPI in January 2001, our immediate plan is to focus our efforts on growing our outsource loss prevention services to the primary target market of small to mid-sized retail companies which will more fully utilize our infrastructure built over the past three years. In addition, our primary focus is to generate operating income and cash flow from operations with the need for only nominal amounts of capital expenditures to achieve our short term goals of reaching and maintaining profitability.

Liquidity and Capital Resources

        Since inception, Former LPI's parent, Casual Male Corp., and since May 14, 2002, LPI's parent, CMRG, have provided the necessary capital to build the Company's infrastructure, working capital and fund its significant operating losses. The amount of capital required since inception has approximated $13 million. After having invested substantial sums of capital to build its infrastructure to support primarily its outsource loss prevention services, and to a lesser extent its security and alarm monitoring business, LPI's focus is to increase its revenue base and attain profitability in the short term.

        We believe that we have an adequate level of working capital to attain our short term goal of reaching profitability. However, there can be no assurances that we will reach profitability.

        To facilitate our short term goal of reaching profitability, CMRG has agreed to provide, at its discretion, a facility for lending us up to an additional $500,000, if necessary, pursuant to a loan and security agreement to be entered into prior to and effective upon the distribution. However, CMRG is under no obligation to provide such funds to us. This facility for additional borrowed funds from CMRG would be under the same terms and conditions as existing loans of $1 million. The loans will be evidenced by one or more promissory notes, the principal amount of which will be convertible at

CMRG's option into shares of our common stock at an exercise price of $0.40 per share. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement." In addition, we will have no other ability to borrow funds from an outside source because CMRG will hold as security for the note or notes all of our assets.

        In connection with the distribution, we intend to issue warrants to purchase an aggregate of approximately 5.1 million shares of our common stock. In addition, we intend to issue to some of our employees warrants to purchase an aggregate of approximately 970,000 additional shares of common stock. Assuming full exercise of the warrants, we anticipate that the cash proceeds from the sale of the shares of our common stock underlying the warrants offered pursuant to the offering, before payment of offering fees and expenses, will be between approximately $2,440,000 and approximately $4,880,000, depending on the exercise price in effect when the warrants are exercised.

        If these proceeds are received, we expect that up to $1,000,000 of such potential proceeds would be used to repay certain loans owed by us to CMRG pursuant to the loan and security agreement and one or more promissory notes to be executed prior to and effective upon the distribution. The loan agreement and one or more promissory notes evidencing the loans provide for a maturity of one year from the distribution date and contemplate monthly interest payments at a rate of 12% per year. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

        We expect that any unallocated proceeds of the offering will be used primarily to accelerate our plans for the future growth of our business and potentially to redeem a portion of the shares of convertible preferred stock held by CMRG. Our current plan for future liquidity is not dependent on our ability to raise additional funds through the exercise of the warrants.

Critical Accounting Policies

        Our financial statements are based on the application of significant accounting policies, many of which require management to make significant estimates and assumptions. (See Note A to the financial statements). We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

        Inventory. We record inventory at the lower of cost or market on a first-in first-out basis ("FIFO"). We reserve for obsolescence based on the difference between the weighted average cost of the inventory and the estimated market value based on assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional reserves may be required.

        Revenue Recognition. We provide our solutions to clients on either a service contract or project basis. Revenues from service contracts are recognized ratably over the life of the contract, usually 12 months. Revenues from projects are recognized upon completion of the project. Revenue from equipment sales and installation is recognized when the customer accepts the equipment placed into service.

        Deferred Taxes. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible

Assets" (the "Statements"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill is no longer be amortized but is be subject to annual impairment tests in accordance with the Statements. We adopted the new accounting rules under the Statements beginning in the first quarter of fiscal year 2003. The adoption of the impairment provisions of the Statements did not have a material impact on our overall financial position or results of operations.

        In July 2001, the FASB also issued Statement No. 143 "Accounting for Asset Retirement Obligations". This Statement requires recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalizing the associated asset retirement costs as part of the carrying amount of the long-lived asset. Adoption of this Statement is required for fiscal years beginning after June 15, 2002. The adoption of this Statement beginning in the first quarter of fiscal year 2003 did not have a material impact on our overall financial position or results of operations.

        In October 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supercedes Statement No. 121. Although this Statement retains many of the fundamental provisions of Statement No. 121, it expands the scope of discontinued operations to include more disposal transactions and significantly changes the criteria for classifying an asset as held-for-sale. The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The adoption of this Statement in the first quarter of fiscal year 2003 did not have a material impact on our overall financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

        We do not utilize financial instruments for trading purposes and hold no derivative financial instruments which could expose us to significant market risk. The amount of interest expense we are obligated to pay with respect to the loan and security agreement to be entered into with CMRG in connection with the distribution is not based on a variable interest rate. At the present time, we do not intend to raise additional capital through debt financings. As such, we expect to have no significant exposure to market risk for changes in interest rates. We are not subject to any foreign currency exchange risk.

                                    BUSINESS

Background

        LPI is a national provider of outsourced loss prevention solutions to companies in the retail industry. The loss prevention services that we provide to our retail clients include in-store audits, investigations, employee training and awareness, and point-of-sale exception based reporting ("EBR" software and data-mining). Our services are provided by loss prevention experts who, on average, have 10 to 15 years of retail loss prevention and security experience. The in-store audit, investigation, training and EBR services are often bundled and are priced on a per-store basis. In addition to these loss prevention services, we offer, through our subsidiary Securex LLC (which we refer to as "Securex"), the sale and installation of security equipment and alarm and security central monitoring. This allows us to provide a comprehensive loss prevention solution to our clients.

        LPI's clients have historically included small, mid-sized and large retail chains in the specialty, grocery, apparel, office supplies, sporting goods and numerous other segments of the retail industry. We currently have approximately 50 loss prevention retail clients with over 4,000 retail locations. Approximately 60% of these retail clients have contracted for LPI's full outsource loss prevention services, while the balance of the retail clients have contracted for a portion of LPI's services, such as in-store audits, in-store employee investigation, etc. We believe our core market to be the over 7,000 retail and restaurant companies which each operate less than 150 stores and in aggregate represent over 150,000 store locations.

        LPI presently employs 114 loss prevention and administrative personnel, of which approximately 25 employees are loss prevention auditors and investigators located throughout the United States and are on-site at LPI's retail clients. Another 30 employees are security personnel providing specialized security services to specific clients (including 7 employees who currently work exclusively at CMRG, which, in addition to being LPI's parent company until completion of the distribution, is also a customer of LPI). The balance of LPI's employee base either coordinates the activities of the loss prevention field personnel, directs the loss prevention programs of its clients, conducts analysis of point-of-sale transactions provided through the EBR system, provides central monitoring to its clients, or sells and installs security equipment. Of its total employee base, 86 employees work for the LPI outsourced loss prevention solutions, 16 employees work with the alarm and security central monitoring service, and 12 employees work in selling and installing security equipment. The loss prevention services that we provided during fiscal year 2002 generated over 50% of our revenues.

        We are currently, and since our inception have been, a wholly owned subsidiary of CMRG. We were incorporated in Nevada on November 15, 2002. Our predecessor company, LP Innovations, Inc., a Delaware corporation (which we refer to as "Delaware LPI"), was originally incorporated on May 9, 2002 under the name Designs LPI Corp. On May 14, 2002, CMRG (then known as Designs, Inc.) acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries (which we refer to as the "asset purchase transaction") pursuant to a bankruptcy court ordered auction. In the asset purchase transaction, Delaware LPI acquired substantially all of the assets of LP Innovations, Inc., a Massachusetts corporation (which we refer to as "Former LPI") and wholly owned subsidiary of Casual Male Corp., which was in bankruptcy. Through the asset purchase transaction, Delaware LPI succeeded to the business and operations of Former LPI, which was originally incorporated in Massachusetts in 1999. On October 9, 2002, Designs LPI Corp. changed its company name to LP Innovations, Inc. to more accurately reflect the nature of the business and the plan to become a separate publicly held company, detached from CMRG. On November 27, 2002, Delaware LPI merged with us in order to effect its reincorporation in Nevada. The principal reason for the Nevada reincorporation is that the franchise tax and related fees that are assessed for a Delaware corporation as a public company are believed to be significantly higher than the comparable fees for a Nevada public corporation.

        The business of Former LPI was originally started as a wholly owned operation of Casual Male Corp. (then known as J. Baker, Inc.) providing loss prevention services to Casual Male Corp.'s retail stores. LPI's current President, Steven May, was the Director of Loss Prevention and Audit for Casual Male Corp. at that time. On May 28, 1998, Mr. May participated in launching Former LPI as a wholly owned subsidiary of Casual Male Corp. and in 1999, Former LPI began providing in-store audits, investigations and point of sale exception based reporting analysis. Former LPI then identified other smaller retail companies to which it could offer loss prevention services similar to those provided to Casual Male Corp.

        In fiscal year 2000, which was Former LPI's first full year of operation, Former LPI generated approximately $1.6 million of sales, of which a significant portion was from its parent, Casual Male Corp. However, Former LPI incurred a corresponding net loss of approximately $700,000, which grew in fiscal year 2001 to a net loss of approximately $1.6 million, while its sales for the same period doubled to approximately $3.3 million. During this time, Former LPI, along with its parent company, made the strategic decision to seek to grow the outsource loss prevention business by building its support infrastructure and hiring a professional loss prevention staff to expand its loss prevention services to other retailers.

        In January 2001, Former LPI, through a wholly owned subsidiary, acquired the operating assets of Securex, a security equipment and installation company. During fiscal year 2002, Securex began providing alarm and security central monitoring services. For fiscal year 2002, which was the first full year of ownership of Securex by Former LPI, Securex generated approximately $3.5 million in sales, but had an operating loss of approximately $3.9 million.

        Three main factors contributed to this loss: (1) Casual Male Corp., Former LPI's parent, declared bankruptcy in May 2001, impacting LPI's ability to sell new contracts for the sale and installation of security equipment, resulting in Securex's selling and installation staff being severely oversized for the level of sales it was generating; (2) Former LPI had to take significant write-downs for excess and obsolete inventory and other related assets that it had purchased prior to the declared bankruptcy of Casual Male Corp.; and (3) the substantial costs associated with the start-up of the alarm and security central monitoring business.

        In fiscal year 2003, subsequent to the asset purchase transaction, LPI, as a wholly owned subsidiary of CMRG, de-emphasized the alarm and security central monitoring business by significantly reducing its employee base and refocusing LPI's efforts toward its loss prevention services to retailers, in order to, among other things, reduce the operating losses of Securex.

        Since inception, the loss prevention services business has generated losses for fiscal years 2000, 2001 and 2002 and for the first six months of fiscal year 2003 of approximately $700,000, $1.6 million, $1.2 million and $200,000, respectively. Since the acquisition of Securex, the Company's security equipment sales and installation and central monitoring business has generated losses for fiscal year 2002 and for the first six months of fiscal year 2003 of approximately $3.9 million and $3.0 million, respectively.

        Our business plan calls for the continued growth and expansion of our loss prevention services business and our infrastructure support services capabilities. Although we believe that we can successfully execute our business plan, there can be no assurance that we will grow to become profitable.

        A major obstacle to expanding our loss prevention services to other retailers has been that we have operated as a wholly owned subsidiary of CMRG, a national retail company. As a result, we understand that potential customers in our retail market have been reluctant to enter into outsource loss prevention contracts with us. We believe that we may be more successful operating as a separate company than as a wholly owned subsidiary of a retail company.

        Although there can be no assurance that we will be successful in expanding upon our retail client base and become a profitable company by capitalizing upon our established infrastructure of providing a full complement of outsource loss prevention services to the retail industry, we have made and continue to make a number of changes to our business to facilitate the realization of our business plan, including the following steps:

        o we have significantly reduced our selling, general and administrative expenses associated with Securex;

        o we hired Douglas A. Laue, formerly of Ernst & Young LLP, as Chief Financial Officer to direct our financial operation;

        o we are moving, through this distribution, to become a separate loss prevention company not wholly owned by a retail company;

        o we intend to form an expanded board of directors, with several new members, whose focus will be to oversee execution of our business plan; and

        o we intend to establish an executive committee of the board for the purpose of assisting us in our strategic direction.

        We have refocused our efforts on our core retail business and continue to provide our customers with integrated loss prevention services and security system solutions.

Targeted Customers

        LPI has identified the small retail chains (150 or less stores) and mid-sized retail chains (151 to 1000 stores) as its ideal, primary target market. However, since we believe our solutions should be attractive to any retailer, regardless of the retail segment and/or size, we believe that the overall market potential for LPI is substantially broader.

        Other market opportunities include, but are not limited to, distributors, independent warehouses and distribution centers, and any other business that handles significant volumes of inventory.

Customer Concentrations

        A significant portion of our loss prevention revenues are derived from our business with CMRG and Reebok International Ltd. During fiscal year 2002, Reebok accounted for approximately 20.1% of our revenue and CMRG accounted for approximately 19.1% of our revenue. The loss of either of these customers would have a material adverse effect on our revenues and could have a material adverse effect on our profitability.

Services and Products

        A comprehensive loss prevention solution includes all of the following services. We believe that only LPI presently delivers all of such services.

        o Investigations - Efficient and professional investigations using certified Wicklander-Zulawski investigators. Investigative solutions include covert camera installation, interviews and surveillance. Upon the conclusion of a successful investigation, LPI provides a detailed report of its findings and assists clients as a liaison through criminal and civil proceeding.

        o "Best Practice" Audits - Audits designed to provide clients with a complete overview of its business. Audit areas include store operations, loss prevention, merchandise flow, sales performance, guest service, and associate performance.

        o Exception-Based Reporting - Reviews of weekly exception reporting data to detailed reports of indicators pertaining to dishonesty, training deficiencies, and systemic issues.

        o Training and Awareness - Loss prevention awareness programs designed to educate all levels of associates. LPI offers clients customized training materials designed for company culture and loss prevention needs.

        o Training and Development - Comprehensive training and development curriculum, including modules designed for the development of store managers, district managers, regional managers, and loss prevention personnel.

        o Consulting - Services to help clients identify strengths and weaknesses in loss prevention programs. LPI delivers cost-effective recommendations to cure or reduce deficiencies and maximize resources in a variety of areas, including: risk analysis to determine areas of vulnerability, site surveys relating to security equipment needs, vendor assistance, vendor selection, and bidding and negotiating support.

        o Central Station - Modern 24-hour alarm and monitoring system, located in Canton Massachusetts, including

                o UL-listed central alarm station for fire and burglary monitoring

                o       Real-time digital video and audio monitoring

        o Remote Video & Audio "Look-in" - Provides controlled pan/tilt/zoom cameras to review operations, with real-time look-in through multi-channel transmissions such as T1, ISDN, DSL, and Potts.

o Virtual Guard Tours - Reduces the cost of false alarms and guards by providing digital video and audio verification, including real-time monitoring, critical incident verification, and client-viewable access to video storage.

Marketing

        LPI sells its loss prevention solution to chief executive, chief financial, and chief operating officers; and to directors of loss prevention who have both the budget and mandate to reduce inventory shrinkage through increased store coverage and advanced loss prevention solutions. We have identified the small (150 or less stores) and mid-sized retailer (151 to 1000 stores) as its ideal target market. Other market opportunities include, but are not limited to: distributors, independent warehouses/distribution centers, and any other business that handles significant volumes of inventory.

        A significant advertising campaign is not expected to be required since, within retail in general, and the loss prevention community specifically, success in reducing and maintaining a below average inventory shrink loss is widely sought out and freely communicated.

Competition

        Our primary competition today comes from captive loss prevention departments at retailers. However, we believe that the visibility of loss prevention within the executive suite, rising inventory shrink rates, and the rising cost (both in terms of compensation and travel expenses) of maintaining a high coverage, highly skilled loss prevention department may create significant opportunities for LPI.

Employees

        We have approximately 114 employees, which are broken down as follows:

                 Executive management                  3
                 Selling, general and administrative   8
                 Retail                                75
                 Securex                               12
                 Central Station                       16

Properties and Assets

        Our corporate office is presently located in Canton, Massachusetts in a building leased by CMRG. The lessor has sold the building and as of October 15, 2002 has given CMRG and LPI a 60-day notice to vacate.

        We are presently in the process of negotiation to obtain a five-year lease on a 28,500 square foot building in Medway, Massachusetts. The building will support our corporate offices and has adequate square-footage for warehouse inventory storage for Securex, as well as opportunities to expand the building an additional 15,000 square feet, if necessary. As of November 26, 2002, no new leases have been signed.

        Pursuant to a loan and security agreement to be entered into by CMRG and LPI prior to and effective upon consummation of the distribution, CMRG will retain a security interest in all of our assets. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

Legal Proceedings

        We are not currently party to any litigation or proceedings that we believe could have a material adverse effect on our business, financial condition or operating results.

                                   MANAGEMENT

Directors and Executive Officers

        As of the distribution date, the following persons will serve as our directors and officers. The names of such persons and their respective ages and positions are as follows:

        Name                   Age    Position
        ----                   ---    --------
        Seymour Holtzman       65     Chairman of the Board, Director and
                                      Executive Committee member
        William N. Britton     57     Director
        Alan Cohen             65     Director
        Stewart L. Cohen       48     Director
        David A. Levin         51     Director and Executive Committee member
        Steven P. May          41     President, Director and Executive
                                      Committee member
        Douglas A. Laue        33     Senior Vice President and Chief Financial
                                      Officer
        Craig Matsumoto        43     Senior Vice President, Chief Operating
                                      Officer and Secretary

        Mr. Levin and Dennis R. Hernreich served continuously as the sole directors of LPI since our inception. Effective on the distribution date, Mr. Hernreich will resign from the board. Messrs. Holtzman, Britton, Cohen, Cohen, and May will be appointed to the board as of the distribution date. At the same time, Messrs. Holtzman, Levin and May will be appointed as members of the executive committee. Mr. Hernreich be appointed as a non-director member of the executive committee as of the distribution date. Each director will hold office until the next annual meeting of our stockholders or until his successor has been elected and qualified or until his resignation or removal, if earlier. None of the directors listed above will serve as a director pursuant to any arrangement or understanding between him and any other person. Each member of the executive committee will hold office until removed or replaced by resolution of the board. Non-director members of the executive committee will serve until removed or replaced by the executive committee or the board.

        The following are brief biographies of our directors and executive officers:

Seymour Holtzman will be appointed as Chairman of the Board, a director and member of the executive committee of LPI effective on the distribution date. Mr. Holtzman has served as Chairman of Board of CMRG since April 11, 2000 and as an executive officer of CMRG since May 25, 2001. Mr. Holtzman has been involved in the retail business for over 30 years. For many years, he has been the President and Chief Executive Officer of Jewelcor, Inc., a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a company primarily involved in investment and management services; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in

Chicago, Illinois. Mr. Holtzman is currently Chairman of the Board of MM Companies, Inc. (OTCBB: "MMCO") and a member of the board of Liquid Audio, Inc. (NASDAQ: "LQID"). Mr. Holtzman is a well-known shareholder activist who specializes in the banking industry and the retail industry.

William N. Britton will be appointed as a director of LPI effective on the distribution date. Mr. Britton retired in December 2001 from JP Morgan Chase Bank where he was Senior Vice President in charge of Asset Based Lending. Prior to that from 1997 to 2001, Mr. Britton was Senior Vice President in charge of Asset Based Lending, Leasing and Middle Market Finance for various divisions of Chase Manhattan Bank.

Alan Cohen will be appointed as a director of LPI effective on the distribution date. Mr. Cohen served as a director of CMRG since May 2, 2000. Since 1975, Mr. Cohen has been Chairman of Alco Capital Group, which specializes in corporate restructuring, reorganizations, and other turnaround situations. Mr.
Cohen is also on the board of directors of Ames Department Stores, Inc.

Stewart L. Cohen will be appointed as a director of LPI effective on the distribution date. Mr. Cohen is a founding partner and principal of The Ozer Group which is one of the country's leading retail consulting business evaluation and asset disposition firms. From 1996 to 2000, he held the position of Chief Executive Officer of Paragon Capital. Mr. Cohen serves on the board of Smith and Hawkens, Jewish Big Brother/Jewish Big Sister and the Anti Defamation League (ADL). He is also a contributing editor to the American Bankruptcy Institute Journal.

David A. Levin will be appointed as a member of the executive committee effective on the distribution date. Since April 2000, Mr. Levin has served as President, Chief Executive Officer and a director of CMRG. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of Casual Male Corp. (then known as J. Baker, Inc.), from 1995 to 1997. In addition, Mr. Levin was President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin has worked in the retail industry for almost 30 years.

Steven P. May, President will be appointed as a director of LPI and member of the executive committee effective on the distribution date. Mr. May began his career in loss prevention in 1981. He has held a variety of positions of increasing responsibility within retail, manufacturing, wholesale and distribution organizations. In 1988, Mr. May became the Director of Loss Prevention for Casual Male Corp. (then known as J. Baker, Inc.), a national retailer with over 1,300 stores and $600 million dollars in annual sales. During his tenure with Casual Male Corp., he was promoted several times, eventually holding the title of First Senior Vice President, Director of Loss Prevention and Auditing. His responsibilities included all corporate facilities, distribution centers, and retail stores. Mr. May is a member in good standing of the American Society for Industrial Security (ASIS) and an associate member of the National Retail Federation.

Douglas A. Laue, Senior Vice President and Chief Financial Officer joined LPI in July 2002. Prior to joining us, Mr. Laue was part of Ernst & Young LLP's mergers and acquisitions group in Boston. Mr. Laue began his career at Ernst & Young as an auditor for approximately five years, followed by two years with their Boston mergers and acquisitions group. As an auditor, he worked for three years in Ernst & Young's entrepreneurial services group gaining experience in small to midsize companies, both public and non-public. He also spent two years in Ernst & Young's Global Exchange program in the Netherlands working on large multinational U.S. and international companies.

Craig Matsumoto, Senior Vice President, Chief Operating Officer and Secretary has been employed by LPI since our inception. Mr. Matsumoto began his career in loss prevention in 1980 and has held senior executive positions in loss prevention and operations for such companies as Mervyn's Department Stores, Reebok International, and T.J. Maxx, where he was the Vice President of Loss Prevention and Audit. Mr. Matsumoto joined Former LPI as the Vice President of Retail Operations in 1999 and was subsequently promoted to Senior Vice President in 2001. Throughout his career, his responsibilities included all corporate facilities, distribution centers, retail stores and catalogue/mail order operations. His experiences in global asset protection practices include the design and implementation of effective information protection strategies, integrated loss prevention solutions, organizational assessments and the design of comprehensive development and evaluation processes for all levels of personnel. Mr. Matsumoto has served on several committees as an advisor for loss prevention industry initiatives such as global source tagging, anti-counterfeiting measures and Electronic Article Surveillance standardization.

Dennis R. Hernreich will be appointed as a non-director member of the executive committee effective on the distribution date. Mr. Hernreich served as a director of LPI since our inception. Mr. Hernreich will resign from our board as of the distribution date. Since September 2000, Mr. Hernreich has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of CMRG. Prior to joining CMRG, from 1996 through 1999, Mr. Hernreich held the position of Senior Vice President and Chief Financial Officer of Loehmann's Inc., a national retailer of women's apparel. Most recently, from 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21.

Committees of the Board of Directors

        The executive committee of the board will be established as of the distribution date and will have all of the powers and authority of the board in the management of the business and affairs of LPI, except as prohibited by the Nevada Revised Statutes, our articles of incorporation or bylaws.

        We anticipate that, at its first regularly scheduled meeting, our board will establish an audit committee and such other committees, if any, as it deems necessary or appropriate.

Director Compensation

        To date, no compensation has been paid to the directors of LPI for services provided in such capacity.

        Pursuant to our 2002 Stock Incentive Plan, we intend to grant, contemporaneously with the distribution, options to purchase shares of our common stock to each of our directors and executive committee members. Non-employee directors who also serve on the executive committee will receive options to purchase 150,000 shares of our common stock. One non-director member of the executive committee will receive options to purchase 150,000 shares of our common stock. Other non-employee directors will receive options to purchase 100,000 shares of our common stock. Accordingly, Messrs. Britton, Cohen and Cohen will each receive options to purchase 100,000 shares of our common stock and Messrs. Holtzman, Levin, and Hernreich will each receive options to purchase 150,000 shares our common stock. Consistent with the terms of our 2002 Stock Incentive Plan, one-third of the options will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The term of the options will be ten years and will have an exercise price of $0.35 per share.

Executive Compensation

        Prior to the May 2002 asset purchase transaction in which CMRG acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries, Messrs. Matsumoto and May were employed and paid by Casual Male Corp. Between the time of the asset purchase transaction and consummation of the distribution, CMRG will have employed and paid all compensation to our executive officers. Following consummation of the distribution, the executive officers will cease to be employed or paid by CMRG and will be employed and paid by us.

Employment Agreements

        Prior to and effective upon consummation of the distribution, we intend to enter into employment agreements with our three executive officers, Messrs. May, Matsumoto and Laue. The initial term of the employment agreements for Messrs. May and Matsumoto will be for a two-year period. The initial term of the employment agreement for Mr. Laue will be for a one-year period.

        The employment agreements will require each executive to devote substantially all of the his time and attention to our business as necessary to fulfill his respective duties. The agreements will provide that Messrs. May, Matsumoto and Laue be paid base salaries at annual rates of $220,000, $195,000 and $120,000, respectively. While Messrs. May, Matsumoto and Laue are employed by us, we will provide each of them with an automobile or an automobile allowance. Each executive will be entitled to vacation and other customary benefits, as determined from time to time by the board or executive committee.

        The employment agreements will provide that each executive receive shares of restricted stock of LPI subject to certain conditions, forfeiture, right of first refusal and restrictions on transferability. For a discussion of the terms of the restricted stock, see "Restricted Stock" and "Stock Incentive Plan" below.

        The employment agreements will also provide that in the event the executive's employment is terminated by us at any time for any reason other than justifiable cause, disability or death, we will be required to pay the executive the greater of the base salary for the remaining term of the related employment agreement or an amount equal to eight months worth of the executive's annual salary for Messrs. May and Matsumoto, and six months worth of the executive's annual salary for Mr. Laue, subject to mitigation by the executive. The agreements will contain confidentiality provisions under which each executive will agree not to disclose confidential information regarding LPI. The agreements also will contain covenants pursuant to which each executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which competes with the our business.

Restricted Stock

        In order to ensure the continued dedication of our three executive officers and to recognize their valuable past service to LPI, we have entered into agreements with each of Messrs. May, Matsumoto and Laue, pursuant to which shares of restricted stock will be granted to each of them under our 2002 Stock Incentive Plan contemporaneously with the distribution. Mr. May will receive approximately 339,336 shares of restricted LPI common stock, Mr. Matsumoto will receive approximately 290,860 shares of restricted LPI common stock and Mr. Laue will receive approximately 121,191 shares of restricted LPI common stock. One-third of the restricted stock will vest immediately on the date of grant, another one-third on the first anniversary of the date of grant and the final one-third on the second anniversary of the date of grant. The other terms of the restricted stock grants are described below under "Stock Incentive Plan."

Warrants

        In connection with the distribution, warrants to purchase shares of our common stock will be issued to our executive officers. Mr. May will receive warrants to purchase approximately 339,336 shares, Mr. Matsumoto will receive warrants to purchase approximately 290,860 shares and Mr. Laue will receive warrants to purchase approximately 121,191 shares. These warrants will have the same terms as the warrants which will be distributed to CMRG stockholders. For a more detailed description of the terms of the warrants, see "The Offering."

Stock Incentive Plan

        General. Prior to the distribution, our board adopted, and CMRG, as our sole stockholder, approved the LP Innovations, Inc. 2002 Stock Incentive Plan (which we refer to below as the "Plan"). The Plan provides for the granting of stock options and restricted stock (referred to collectively as "awards"). We have reserved for issuance under the Plan 5,000,000 shares of our common stock, subject to adjustment upon the occurrence of certain corporate changes. Since the stock is not yet publicly traded it is not possible to ascertain a precise value.

        Administration. Our Plan will be administered by the board or a committee of the board.

        Eligibility. Awards under the Plan may be granted to officers, directors (whether or not they also are employees), executive, managerial, professional or administrative employees of LPI and its affiliated companies and to any other key persons, as selected from time to time by the board or committee. Approximately 92 individuals are eligible to participate in the Plan as directors or employees of LPI. Until the distribution, while CMRG is an affiliate of LPI, an additional _____ individuals currently are eligible to participate in the Plan as directors or employees of CMRG. The "New Plan Benefits" table below describes the awards under the Plan that we anticipate will be made contemporaneously with the distribution. Since the granting of awards is discretionary, it is not possible to determine how many individuals will receive awards in the future, or the amount of any such awards. The board or committee will determine the specific persons to whom awards will be granted and the terms and conditions of each award, as described below. The board or committee may delegate this authority to an officer of LPI, except with respect to awards to individuals who could reasonably be considered to be subject to the insider trading provisions of section 16 of the Securities Exchange Act of 1934.

        Options. Stock options granted under the Plan may be either "incentive stock options" (as that term is defined in Section 422 of the Internal Revenue
Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options ("non-qualified stock options").

               Terms and Conditions of Options. The board or committee will determine the terms and conditions of each option, including the number of shares subject to the option, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant, and when the option will become exercisable. Generally, options will become exercisable in three equal installments, on each of the date of grant and the first two anniversaries of the date of grant. However, the board or committee may establish other vesting dates or condition vesting upon other factors. The exercise period for incentive stock options may not extend beyond ten years from the date of grant.

               An option may be exercised in whole or in part. The option exercise price must be paid either in cash or cash equivalents or, if approved by the board or committee, with previously acquired shares of stock, by means of a brokered cashless exercise or such other methods as the board or committee may from time to time prescribe.

               Termination of Employment. If a participant terminates employment or service from LPI, then, unless the board or committee specified otherwise,
(1) any option that is not exercisable as of the termination of employment will expire as of that date; (2) any option that is exercisable as of the termination of employment will remain exercisable until the earlier of the expiration of the option term and (a) one year after a termination of employment by reason of disability, (b) six months after a termination of employment by reason of retirement, (c) three months after a termination of employment for any reason other than cause, disability, retirement or death and, and (d) one year after the date of death if the participant dies while employed by LPI or during the 1-year, 6-month or 3-month exercise period described above. If the participant's employment or service terminates for cause (as defined in the Plan), all of the participant's options will terminate as of the date of the termination of employment or service. Any person who exercises a participant's options after the participant's death will be bound by the same terms and conditions that applied to the participant.

               Non-Transferability of Options. An option is not transferable other than by will or the laws of descent and distribution, except that the board or committee may permit the transfer of a non-qualified option to the grantee's family members or trusts for those family members.

               Reload Options. The board or committee may include in an agreement evidencing an option (the "original option") a provision that a "reload option" will be granted to any grantee who delivers shares of stock in partial or full payment of the exercise price of the original option. The reload option will relate to that number of shares of stock equal to the number of shares of stock delivered, and will have an exercise price per share equal to the fair market value of a share of stock on the exercise date of the original option.

        Restricted Stock. The board or committee may grant shares of restricted stock that are forfeitable until they vest and are subject to restrictions on transferability. The board or committee will specify the date or dates on which the restricted stock will vest as well as any additional conditions to the vesting of the restricted stock, such as, for example, the achievement of specified performance goals. If the participant's employment or other service with LPI terminates, all unvested shares of restricted stock will be forfeited and LPI will return to the participant any amounts paid by the participant for the shares. The participant cannot transfer the restricted stock before it vests, and, after it vests, only can transfer the restricted stock after giving LPI an opportunity to purchase it first.

        Amendment and Termination of Plan. No incentive stock options may be granted more than 10 years after the Plan was approved by the board. The board may amend or terminate the Plan at any time, except that stockholders' approval will be required for amendments where necessary to satisfy specific regulatory requirements. The board or committee may amend or modify any award in any manner, including accelerating the vesting or exercisability of an award. No amendment of the Plan or any award may reduce an award recipient's rights under any previously granted and outstanding award without the recipient's consent, except to the extent that the board determines that such amendment is necessary or appropriate to prevent the award from being subject to the deduction limit of ss.162(m) of the Internal Revenue Code. Awards granted before the termination of the Plan may extend beyond that date in accordance with their terms.

        Certain Corporate Changes/Change of Control. In the event of a change in the capitalization of LPI, a stock dividend or split, a merger or combination of shares and certain other similar events, the board or committee will appropriately adjust the number of shares of stock available for grant under the Plan, the number of shares subject to outstanding options, and the exercise prices of those options. The Plan also provides for the adjustment or termination of awards upon the occurrence of certain other corporate events. In the event of a change of control of LPI (as defined in the Plan), all options will be immediately and fully exercisable and all shares of restricted stock will be immediately and fully vested.

        Section 162(m). A federal income tax deduction generally will be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. The board or committee may defer payment of awards that would not be deductible until the grantee is no longer subject to the $1 million limit.

        Summary of Federal Tax Consequences. The following is a brief description of the federal income tax treatment that generally will apply to Plan awards based on current federal income tax rules.

               Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the grantee. The grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the stock acquired over the exercise price for those shares and LPI will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

               Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the grantee. The exercise of an incentive stock option will not result in taxable income to the grantee if the grantee was, without a break in service, an employee of LPI or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled). The excess of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the grantee's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

               If the grantee does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the grantee, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and LPI will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and LPI will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

               Restricted Stock. A grant of restricted stock will not result in taxable income to the grantee at the time of grant and LPI will not be entitled to a corresponding deduction, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and LPI will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period also will be compensation income to the grantee and LPI will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture. A grantee may elect pursuant to ss.83(b) of the Internal Revenue Code to have income recognized at the date a restricted stock award is granted and to have the applicable capital gain holding period commence as of that date. In such a case, LPI will be entitled to a corresponding deduction on the date of grant.

               Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, LPI may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

        The preceding is based on current federal tax laws and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Plan. A grantee may also be subject to state and local taxes.

        For a more complete understanding of the Plan, please refer to the entire text of the Plan and the form of restricted stock grant agreements, filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part.

        Besides the grants of restricted stock to our three executive officers, in order to ensure the continued dedication and to recognize the valuable past service of certain other members of our management team, 12 additional employees will receive an aggregate of approximately 220,000 shares of restricted stock contemporaneously with the distribution. The vesting schedule and other terms of these restricted stock grants are substantially the same as the terms described in connection with the grants of restricted stock to our three executive officers, described in "Management--Executive Compensation" above.

        In addition to the restricted stock grants described above, 12 additional employees will receive warrants to purchase an aggregate of approximately 220,000 additional shares of our common stock. These warrants will have the same terms as the warrants which will be distributed to CMRG stockholders. For a more detailed description of the terms of the warrants, see "The Offering."

New Plan Benefits

        The following table sets forth certain information relating to distributions to be made of our common stock pursuant to options granted to and restricted stock grant agreements entered into with our named executives, the non-employee directors as a group and non-executive employees as a group:

                                                2002 Stock Incentive Plan (1)           Options outside of 2002 Stock
                                                                                              Incentive Plan (2)
                                           ---------------------------------------- ---------------------------------------
            Name and Position              Dollar Value ($)       Number of Units    Dollar Value ($)      Number of Units
            -----------------              --------------------   ---------------    -------------------   ---------------

Steven P. May, President...............                 $16,967            339,336                    -                  -
Craig Matsumoto, Senior Vice  President
and Chief Operating Officer............                  14,543            290,860                    -                  -
Douglas A. Laue, Senior Vice President
and  Chief Financial Officer...........                   6,063            121,191                    -
Executive Group........................                  37,569            751,387                    -                  -

Non-Executive Director Group...........                      --                 --              $44,614            247,857

Non-Executive Officer Employee Group...                  10,922            218,445                    -                  -



(1) Prior to and effective upon the consummation of the distribution, we intend to enter into restricted stock grant agreements pursuant to our 2002 Stock Incentive Plan, under which we will grant to our three executive officers and certain other employees shares of restricted stock contemporaneously with the distribution. The restricted stock is forfeitable and will vest one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. See "Stock Incentive Plan--Restricted Stock" for more discussion of the terms of the restricted stock. In addition, we intend to grant additional options to purchase shares of our common stock pursuant to our 2002 Stock Incentive Plan after the distribution; however, the details of these option grants have not yet been determined. The issuance of the shares of restricted stock will cause dilution to LPI's net tangible book value per share. Excluding the grants of restricted stock, following the distribution, the net tangible book value as of August 3, 2002 will be $0.22 per share. After giving effect to the grants of restricted stock, the net tangible book value as of August 3, 2002 will decrease to $0.18 per share. The dollar value assigned to the restricted stock for purposes of this table was $0.05 per share.

(2) As part of the distribution, holders of options to purchase CMRG common stock that have an exercise price no greater than $4.60 per share will receive options to purchase LPI common stock. LPI will grant to such holders options to purchase LPI common stock in the same ratio used in the distribution of one LPI share for every seven CMRG shares. We will not issue options exercisable for fractional shares. Instead of issuing options exercisable for fractional shares, we will round up each fractional share to the next whole share. See "The Distribution--Treatment of CMRG Options." We expect, based on the number of CMRG options with an exercise price per share no greater than $4.60 outstanding on November 21, 2002, to issue approximately 416,000 options to purchase LPI common stock of which 247,857 options will be granted to non-executive directors and executive committee members.


                        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership by and Relationship with CMRG

        We are currently, and since our inception have been, a wholly-owned subsidiary of CMRG and our operations have been financed by CMRG. Immediately following the distribution, CMRG will not own any outstanding shares of LPI common stock nor will it hold any warrants to purchase shares of LPI common stock. However, following the distribution, there will be certain relationships between LPI and CMRG described in this information statement/prospectus and CMRG will hold one or more convertible promissory notes which will evidence certain loan obligations of LPI to CMRG. CMRG will also own 25,000 shares of our convertible preferred stock. If CMRG converts into shares of LPI common stock any portion of the outstanding principal amount of the note or notes or any shares of the preferred stock, then CMRG would become the owner of shares of LPI common stock.

        In connection with the distribution and the separation of LPI as a separate company detached from CMRG, LPI and CMRG have entered into an administrative services agreement, loan and security agreement and tax sharing agreement. See "Arrangements Between CMRG and LPI Relating to the Distribution."

        CMRG is a significant loss prevention and security services customer of LPI, representing approximately 19.1% of our total revenues for fiscal year 2002. We renewed the contract for services to CMRG effective on October 1, 2002. The initial term of the agreement is for three years and the agreement is terminable by either CMRG or LPI upon default of the other.

Other Relationships

        Mr. Holtzman, who will be appointed as Chairman of the Board, a director and member of the executive committee of LPI as of the distribution date, is also Chairman of the Board of CMRG and President and Chief Executive Officer of Jewelcor Management, Inc., of which Mr. Holtzman, together with his wife, is indirectly the primary stockholder Jewelcor will own approximately 16.3% of our outstanding common stock immediately following the distribution. Mr. Holtzman also beneficially owns approximately 10.8% of CMRG's outstanding common stock.

        Mr. Levin, who will be appointed as a director of LPI as of the distribution date, is also a director and President and Chief Executive Officer of CMRG. Mr. Levin will own approximately 2.1% of our outstanding common stock immediately following the distribution. Mr. Levin also beneficially owns approximately 1.65% of CMRG's outstanding common stock.

        Alan Cohen, who will be appointed as a director of LPI as of the distribution date, will own approximately 0.6% of our outstanding common stock immediately following the distribution. Mr. Cohen also owns approximately 0.2% of CMRG's outstanding common stock. Abacus Advisory & Consulting LLC, which is owned 80% by Mr. Cohen and 20% by his children, received consulting income from Casual Male Corp., Former LPI's parent company, of $505,176 in 2001 and $223,142 for the first ten months of 2002.

        Mr. Hernreich, who will be appointed as an non-director member of the executive committee as of the distribution date, is Executive Vice President, Chief Financial Officer, Treasurer and Secretary of CMRG. Mr. Hernreich will own approximately 1.0% of our outstanding common stock immediately following the distribution and also owns approximately 0.4% of CMRG's outstanding common stock.

        For more information, refer to the biographies in "Management--Directors and Executive Officers" and "Security Ownership of Certain Beneficial Owners, Directors and Management."

        For certain information regarding options, warrants and shares of restricted stock that we intend to grant to our directors, executive officers, certain other employees and certain CMRG optionholders contemporaneously with the distribution, see "The Distribution--Treatment of CMRG Options", "Management--Director Compensation", "Management--Executive Compensation" and "Stock Incentive Plan."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

        Prior to this distribution, all of the outstanding shares of LPI common stock were held by CMRG.

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information with respect to persons, who are beneficial owners of more than five percent of the issued and outstanding shares of CMRG common stock as of November 21, 2002 and who are expected to be beneficial owners of more than five percent of the issued and outstanding shares of LPI common stock immediately following the distribution. The table sets forth (i) the beneficial ownership of CMRG common stock as of November 21, 2002 and (ii) the estimated beneficial ownership of LPI common stock immediately following distribution based on each individual's beneficial ownership of CMRG common stock on November 21, 2002. These projections are based on a distribution of one share of LPI common stock and one common stock purchase warrant for every seven shares of CMRG common stock beneficially owned by the listed persons as of November 21, 2002.

                                                    Shares of CMRG Common        Estimated Shares of LPI
                                                      Stock Beneficially        Common Stock Beneficially
                                                            Owned                    Owned After the
                                                      as of November 21,            Distribution (2)
                                                           2002 (1)
                                                    -----------------------
Name                                                  Number     Percentage       Number     Percentage
----                                                  ------     ----------       ------     ----------

Jewelcor Management, Inc........................     3,710,184     10.37%  (3)   1,018,036      15.50%  (4)
100 N. Wilkes Barre Blvd.
Wilkes Barre, Pennsylvania 18702

Bricoleur Capital Management LLC................     2,823,600      7.92%  (5)   806,744        12.48%  (6)
12230 El Camino Real
San Diego, California 92130

Baron Capital, Inc..............................     2,352,941      6.60%  (7)   672,270        10.51%  (8)
767 Fifth Avenue, 49th Floor
New York, New York 10153

Clark Partners I, L.P...........................     2,346,359      6.56%  (9)   628,372         9.86%  (10)
1 Rockefeller Plaza, 31st Floor
New York, New York 10020

Glenhill Capital LP.............................     1,862,600      5.23%  (11)  532,172         8.41%  (12)
650 Madison Avenue, 26th Floor
New York, New York, 10022


(1) As of November 21, 2002, 35,630,274 shares of CMRG common stock were issued and outstanding.

(2) The estimated number of shares of LPI common stock that we expect will be issued and outstanding immediately after the distribution is 6,059,571 shares. Includes 969,531 shares of restricted stock which we intend to issue to our executive officers and certain other employees contemporaneously with our distribution. Excludes 6,059,571 estimated shares of LPI common stock issuable upon the exercise of warrants which will be immediately exercisable on the date of distribution.

(3) Includes 147,059 shares of CMRG common stock issuable upon the exercise of warrants which are exercisable within 60 days. Excludes 137,765 shares, including options to acquire 125,000 shares, owned individually by Seymour Holtzman and 30,000 shares owned by Mr. Holtzman's grandchildren. Mr. Holtzman is the Chairman of the Board, President and Chief Executive Officer and, indirectly with his wife, the primary stockholder of JMI.

(4) Includes 509,018 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Excludes 51,824 shares, including options to acquire 50,000 shares, owned individually by Seymour Holtzman and 4,286 shares owned by Mr. Holtzman's grandchildren.

(5) According to CMRG's most recent records, Bricoleur Capital Management LLC was the beneficial owner of the number of shares of CMRG common stock set forth opposite its name in the table.

(6) Includes 403,372 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(7) According to CMRG's most recent records, Baron Capital, Inc. was the beneficial owner of the number of the number of shares of CMRG common stock set forth opposite its name in the table.

(8) Includes 336,135 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(9) According to CMRG's most recent records, Clark Partners I, L.P. was the beneficial owner of the number of shares of CMRG common stock set forth opposite its name in the table. Includes 147,059 shares of CMRG common stock issuable upon the exercise of warrants which are exercisable within 60 days. Such warrants do not entitle Clark Partners I, L.P. to receive additional shares of LPI common stock as part of the distribution because the warrants were not exercised prior to the record date.

(10) Includes 314,186 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(11) CMRG has received a Schedule 13G dated October 28, 2002, stating that Glenhill Capital LP was the beneficial owner of the number of shares of CMRG common stock set forth opposite its name in the table.

(12) Includes 266,086 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days.

Security Ownership of Management

        The following table sets forth (i) the beneficial ownership of CMRG common stock as of November 21, 2002 and (ii) the estimated beneficial ownership of LPI common stock immediately following the distribution with respect to the directors and a former director of LPI, the listed executive officers of LPI and the directors and executive officers of LPI as a group. Except as indicated, each person has sole voting and investment power with respect to all shares of CMRG common stock and LPI common stock shown as beneficially owned by such person, subject to community property laws where applicable.

        Certain numbers below reflect shares of CMRG common stock issuable upon the exercise of presently exercisable warrants, although such warrants do not entitle their holder to receive shares of LPI common stock in this distribution except to the extent such warrants are exercised prior to the record date for this distribution. The table excludes options to acquire LPI common stock which we intend to issue contemporaneously with the distribution to all holders of outstanding CMRG options with an exercise price per share of no greater than $4.60 because none of these options will be exercisable within 60 days of the distribution date. See "The Distribution--Treatment of CMRG Options" above for a further discussion.

                                                                                       Estimated Shares
                                                            Shares of CMRG              of LPI Common
                                                             Common Stock                   Stock
                                                          Beneficially Owned             Beneficially
                                                           as of November 1,           Owned After the
                                                               2002 (1)                Distribution (2)
                                                          --------------------        -------------------
Name and Position with LPI                                Number    Percentage       Number    Percentage
--------------------------                                ------    ----------       ------    ----------

Seymour Holtzman....................................   3,877,949      10.80% (3)   1,080,256     16.31%     (4)
    Chairman of the Board, Director and
Executive
        Committee member
David A. Levin......................................     522,677       1.46% (5)     130,286      2.12%    (6)
    Director and Executive Committee
member
William N. Britton..................................          --         --           33,333          *    (7)
    Director
Alan Cohen..........................................      58,331          *  (8)      38,571          *    (9)
    Director
Stewart L. Cohen  ..................................      23,500          *           40,049          *   (10)
    Director
Dennis R. Hernreich (11)............................     137,600          * (12)      63,600      1.04%   (13)
    Executive Committee member, former
Director
Steven P. May.......................................          --         --          678,672     10.61%   (14)
    President, Director and Executive
Committee
        Member
Craig Matsumoto.....................................           --         --         581,719      9.16%   (15)
    Senior Vice President, Chief
        Operating Officer and Secretary
Douglas A. Laue.....................................           --         --         242,382      3.92%   (16)
    Senior Vice President and Chief
Financial Officer

Directors and Executive Officers as a
        group (9 persons)                              4,620,047      12.74% (17)  2,888,869     37.87%   (18)
----------------
* Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of options held by that person that are currently exercisable, or that will become exercisable within 60 days, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. Percentage ownership is based on 35,630,274 shares of CMRG common stock outstanding as of November 21, 2002, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act.

(2) The estimated number of shares of LPI common stock that we expect will be issued and outstanding immediately after the distribution is 6,059,571 shares. Includes 969,531 shares of restricted stock which we intend to issue to our executive officers and certain other employees simultaneously with our distribution. Excludes 6,059,571 estimated shares of LPI common stock issuable upon the exercise of warrants which will be immediately exercisable on the date of distribution.

(3) Mr. Holtzman may be deemed to have voting and investment power over 3,877,949 shares of CMRG common stock, which includes 3,710,184 shares (including warrants to acquire 147,059 shares) beneficially owned by JMI, of which Mr. Holtzman is the Chairman of the Board, President and Chief Executive Officer and, indirectly with his wife, the primary stockholder; 137,765 shares owned individually, which includes 125,000 shares issuable upon the exercise of stock options which are exercisable within 60 days; and 30,000 shares owned by Mr. Holtzman's grandchildren as to which he disclaims beneficial ownership.

(4) Includes the shares of LPI common stock that we expect Mr. Holtzman to receive in the distribution based on his ownership of CMRG common stock on the record date. Includes 515,128 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Includes 51,824 shares, including options to acquire 50,000 shares, owned individually by Seymour Holtzman and 4,286 shares owned by Mr. Holtzman's grandchildren as to which he disclaims beneficial ownership.

(5) Includes 241,667 shares of CMRG common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(6) Includes the shares of our common stock that we expect Mr. Levin to receive in the distribution based on his ownership of CMRG common stock on the record date. Includes 40,143 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Includes 50,000 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(7) Includes 33,333 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(8) Includes 40,000 shares of CMRG common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(9) Includes 2,619 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Includes 33,333 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(10)Includes 3,358 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Includes 33,333 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(11)Mr. Hernreich will not be an officer or director of LPI, but will be appointed as a member of the executive committee, as of the distribution date.

(12)Includes 90,000 shares of CMRG common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(13)Includes the shares of our common stock that we expect Mr. Hernreich to receive in the distribution based on his ownership of CMRG common stock on the record date. Includes 6,800 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Includes 50,000 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

(14)Includes 339,336 shares of restricted LPI common stock that we intend to issue to Mr. May simultaneously with the distribution pursuant to a restricted stock grant agreement. Includes 339,336 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(15)Includes 290,860 shares of restricted LPI common stock that we intend to issue to Mr. Matsumoto simultaneously with the distribution pursuant to a restricted stock grant agreement. Includes 290,860 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days.

(16)Includes 121,191 shares of restricted LPI common stock that we intend to issue to Mr. Laue simultaneously with the distribution pursuant to a restricted stock grant agreement. Includes 121,191 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days

(17)Includes 496,667 shares of CMRG common stock issuable upon the exercise of stock options and 147,059 shares of CMRG common stock warrants which are exercisable within 60 days.

(18)Includes 751,307 shares of LPI restricted stock that we intend to issue to certain executive officers simultaneously with the distribution. Includes 1,319,435 shares of LPI common stock issuable upon the exercise of warrants which are exercisable within 60 days. Includes 250,000 shares of LPI common stock issuable upon the exercise of stock options which are exercisable within 60 days.

                        DESCRIPTION OF LPI CAPITAL STOCK

        The following summary of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in our articles of incorporation (which we refer to below as the "charter"), and our bylaws, both of which we have filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part.

Authorized Capital Stock

        We are authorized to issue up to 39,000,000 shares of common stock, par value $0.01 per share, and up to 1,000,000 shares of preferred stock, par value $0.01 per share, including 25,000 authorized shares of series A convertible preferred stock. Immediately upon completion of the distribution, there will be issued and outstanding (i) approximately 5.1 million shares of common stock,
(ii) approximately 970,000 shares of restricted stock, and (iii) 25,000 shares of series A convertible preferred stock. In addition, there will be outstanding warrants to purchase 6.1 million shares of common stock and options to purchase approximately 1.3 million shares of common stock. The Form S-1 registration statement of which this information statement/prospectus forms a part registers the shares of our common stock to be issued to CMRG stockholders in the distribution and the shares of our common stock underlying the warrants to be issued to CMRG stockholders in the distribution and to be issued to our executive officers and certain other employees. All of the outstanding shares of our common stock and series A convertible preferred stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

        Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and will possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock. There are no cumulative voting rights. Corporate actions requiring approval of our stockholders, other than the election of directors, are to be authorized by a majority of votes cast at a meeting of stockholders. Directors are elected by a plurality of votes cast at a stockholders meeting, unless otherwise required by law.

        Dividends. Holders of our common stock are entitled to any dividends that may be declared by the board, subject to any provisions of the charter, as it may be amended from time to time, or resolutions of the board requiring that dividends be paid upon the outstanding shares of any class of preferred stock or any other capital stock ranked senior to the common stock or that LPI fulfill any obligations it may have with respect to the redemption of any outstanding preferred stock as a condition to the payment of any dividend on the common stock. This, however, does not restrict the board from declaring or paying any dividend or distribution on the common stock payable solely in shares of common stock.

        Liquidation Rights and Preemptive Rights. In the event of a liquidation, dissolution or winding up of LPI, holders of common stock are entitled to share ratably in the net assets available for distribution after satisfaction of any prior claims of holders of preferred stock or any other capital stock ranked senior to the common stock. Holders of our common stock have no preemptive rights to subscribe for additional shares.

        Special Meetings of Stockholders. A special meeting of stockholders, unless otherwise prescribed by law, may be called only by the board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

        Quorum at Stockholder Meetings. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote shall constitute a quorum for the transaction of any business.

        Newly Created Directorships and Vacancies. Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the stockholders at a meeting called for such purpose, or by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, may fill such vacancy or vacancies, to take effect when such resignation or resignations become effective. The directors have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the charter or bylaws as to the number of directors required for a quorum or for any vote or other actions.

        Committees of the Board of Directors. Pursuant to the bylaws, a majority of the board may designate one or more committees, each committee to consist of one or more persons. Vacancies in membership of any committee may be filled by the vote of a majority of the board and the board may designate one or more persons as alternate members of any committee.

        Amendment of bylaws. Our bylaws may be amended or repealed or new bylaws may be adopted at any meeting of stockholders or by the board.

Preferred Stock

        The series A convertible preferred stock is governed by a Certificate of Voting Powers, Designations, Preferences, Limitations, Restrictions and Relative Rights of Series A Convertible Preferred Stock of LPI (which we refer to as the "Certificate of Designations") filed on _____________, 2002 with the Secretary of State of the State of Nevada.

        In the Certificate of Designations it is stated that:

        o Holders of series A convertible preferred stock are entitled to vote, on an as-if converted basis, along with the holders of our common stock on all matters on which holders of common stock are entitled to vote.

        o In addition, the affirmative consent of the holders of shares of series A convertible preferred stock that own more than 50% of the then-outstanding shares of series A convertible preferred stock (voting as a single class) is necessary for authorizing, effecting or validating:

           (1) any amendment, alteration or repeal of any of the provisions of the Certificate of Designations;

           (2) any amendment, alteration or repeal of any of the provisions of our Articles of Incorporation that would adversely affect the preferences, rights or powers of the series A convertible preferred stock;

           (3) any authorization, or creation of new class or series (or any security of any class or series) of capital stock; and

           (4) any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

        o In the event of any voluntary or involuntary liquidation, dissolution or other winding up of our affairs, before any payment or distribution shall be made to the holders of common stock, the holders of series A convertible preferred stock are entitled to be paid out of our assets in cash or property at its fair market value as determined by the board $40 per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up.

        o The series A convertible preferred stock ranks senior to all future preferred stock and all existing and future common stock.

        o The series A convertible preferred stock pays dividends at a rate equal to 12% per annum, which will be payable quarterly in cash or in-kind, at the election of LPI, and may also have certain rights to participate in common stock dividends, if any, on an as-converted basis.

        o The series A convertible preferred stock is redeemable, in whole but not in part, at our option at any time at a purchase price of $40 per share of preferred stock plus accrued and unpaid dividends, subject to certain requirements.

        o The holders of series A convertible preferred stock are able to convert the series A convertible preferred stock into our common stock at any time at the rate of 100 shares of common stock per share of series A convertible preferred stock at the adjusted conversion price of $0.40 per share of common stock, subject to certain adjustments.

        o The holders of series A convertible preferred stock have certain rights to request that shares of common stock issued on conversion of their series A convertible preferred stock be registered under the Securities Act of 1933, as amended.

        Our board is authorized, subject to any limitation prescribed by law, from time to time to issue up to an aggregate of 975,000 shares of preferred stock in addition to the series A convertible preferred stock currently authorized, in one or more series, each of such series to have such voting power, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon as shall be determined by the Board of Directors in a resolution providing for the issuance of such preferred stock. The shares of any class or series of preferred stock need not be identical. Thus, any series may, if so determined by our board, have full voting rights together with the common stock or superior or limited voting rights, be convertible into common stock or another of our securities, and have such other relative rights, preferences and limitations as our board shall determine. As a result, the issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the stockholders and may adversely affect the voting and other rights of holders of common stock.

Convertible Debt

        The loan and security agreement, which CMRG and LPI will enter into prior to and effective upon consummation of the distribution, permits CMRG, at its sole option, to convert into shares of LPI common stock any portion of the outstanding principal under the promissory note or notes which will evidence certain loan obligations of LPI to CMRG. The aggregate principal amount of the note or notes will initially be equal to up to $1.5 million and will mature one year after the distribution date. Interest on the note or notes will accrue monthly at a rate of 12% per year. The conversion value is $0.40 per share. See "Arrangements Between CMRG and LPI Relating to the Distribution--Loan and Security Agreement."

Warrants

        Contemporaneously with the distribution by CMRG of the shares of LPI common stock, CMRG intends to distribute to all of its stockholders warrants to purchase an aggregate of 5.1 million additional shares of LPI common stock. For every one share of LPI common stock that will be distributed to CMRG stockholders in the distribution, a warrant for one share of LPI common stock will be distributed in connection with the distribution. At or around the same time, we intend to issue warrants to certain employees to purchase approximately 970,000 shares of common stock. Each warrant entitles the holder to purchase one share of our common stock at a price per share of $0.40 until six months after the distribution date. On the date which is six months after the distribution date, the exercise price will increase to $0.80. The warrants will be exercisable at any time or from time to time, in whole or in part, beginning on the distribution date and ending at 5:00 p.m., eastern standard time, on the date which is twelve months after the distribution date. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment in certain circumstances, including our issuance of a stock dividend or certain other distributions, a stock split or reverse stock split, certain sales of our common stock below the then current market value, reclassifications of our common stock, our reorganization, merger or consolidation, or sale of substantially all of our assets, and certain other events. The terms of the warrants are more fully described in "The Offering."

Anti-Takeover Effects of Certain Charter and Bylaw Provisions

        Our charter and bylaws contain provisions that may have potential anti-takeover effects. These provisions may delay or prevent a change of control of LPI. These provisions include:

        Authorized but Unissued Stock. Our charter authorizes the board to approve the issuance of common stock and one or more series of preferred stock, and to determine, with respect to any series, its terms, rights and preferences. One of the effects of the existence of unissued common and preferred stock may be to enable the board to render more difficult an attempt to obtain control of LPI. For example, shares of common or preferred stock issued by LPI may deter a takeover transaction by diluting the voting or other rights of the proposed acquirer, by creating a substantial voting block to support the position of the board or by effecting an acquisition that might complicate or preclude the takeover. Furthermore, the issuance of a series of preferred stock that includes class-voting rights may enable the holder to block a takeover.

        Exclusive Board Authority to Call Special Stockholder Meetings. Our bylaws vest the right to call a special stockholder meeting exclusively in the board.

        Advance Notice and Informational Requirements for Director Nominations and Stockholder Proposals. Our bylaws require stockholders wishing to bring stockholder proposals and nominations of directors before a stockholder meeting, other than at the direction of the board, to meet advance notice procedures and reveal certain information. Informational requirements include the nature of a stockholder proposal and the reasons for conducting such business at the meeting, the identity of a proposed nominee, the identity of the stockholder bringing the proposal or director nomination and the class and number of shares of LPI stock beneficially owned or represented by proxy by such stockholder and any other stockholder supporting such proposal or nomination.

        No Cumulative Voting. Our charter and bylaws do not provide for cumulative voting in the election of directors.

        Exclusive Board Authority to Change the Size of the Board of Directors. Our bylaws vest the right to set the size of the board exclusively in the board.

        The description above is intended only as a summary of the material provisions of our charter and bylaws. For a more complete description, we refer you to the full text of our charter and bylaws, which have been filed as exhibits to the Form S-1 registration statement of which this information statement/prospectus forms a part.

                                     EXPERTS

        The consolidated financial statements of LP Innovations, Inc. at February 2, 2002 and February 3, 2001, and for each of the three years in the period ended February 2, 2002, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        We have filed with the SEC a Form S-1 registration statement under the Securities Act, with respect to the LPI common stock being issued in the distribution and the common stock issuable upon exercise of the warrants. This information statement/prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the schedules and other exhibits thereto, and reference is made to the registration statement for further information regarding LPI and the LPI common stock. In particular, copies of certain agreements and other documents in this information statement/prospectus are qualified by reference to such agreements and other documents as filed. When the registration statement becomes effective, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), and, in accordance therewith, will file reports, proxy statements and other information with the SEC. The registration statement, including the exhibits and schedules thereto, and the reports, proxy statements and other information filed by LPI with the SEC can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at the address given above. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statement/prospectus and other information regarding registrants that file electronically with the SEC.

        No current public trading market exists for our common stock. We anticipate that, following the distribution, our common stock will be traded over-the-counter and that it will be quoted on either of the OTC Bulletin Board(R) or the Pink Sheets(R) quotation services under a symbol to be determined prior to quotation. The warrants will not be publicly traded.

        No person is authorized to give any information or to make any representations other than those contained in this information statement/prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement/prospectus nor any distribution of securities made hereunder will imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

                                       F-6
KL2:2178072.34
                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Report of Independent Auditors............................................F-2

Audited Financial Statements

Consolidated Balance Sheets...............................................F-3
Consolidated Statements of Operations and Parent Company Investment.......F-4
Consolidated Statements of Cash Flows.....................................F-5
Notes to Consolidated Financial Statements................................F-6

                         Report of Independent Auditors

To the Board of Directors and Stockholder of LP Innovations, Inc.:

We have audited the accompanying consolidated balance sheets of LP Innovations, Inc. as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations and Parent Company investment and cash flows for each of the three years in the period ended February 2, 2002. Our audits also included the financial statement schedule listed in Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LP Innovations, Inc. as of February 2, 2002 and February 3, 2001, and the consolidated results of its operations and its cash flows for each of the three years in period ended February 2, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

September 30, 2002

                              LP Innovations, Inc.

                           Consolidated Balance Sheets


                                                   February 2,    February 3,   August 3,     August 4,
                                                       2002          2001          2002         2001
                                                  --------------------------------------------------------
                                                                                (unaudited)  (unaudited)
Assets
Current assets:
  Cash                                             $         -    $    26,086   $         -  $         -
  Accounts receivable, net of allowance for
    doubtful accounts of $700,000 and $50,000 at
    February 2, 2002 and August 3, 2002,
    respectively                                       871,348        634,430     1,022,109    1,576,041
Accounts receivable from related parties                38,144         70,590        31,023       20,580
  Inventory                                            666,590         76,466       870,151      321,827
  Other assets                                          30,687              -        59,404       27,595
                                                  --------------------------------------------------------
    Total current assets                             1,606,769        807,572     1,982,687    1,946,043

Property and equipment, net of accumulated
    depreciation                                       572,462        113,567       554,752      344,279

Goodwill                                                     -        100,000             -      100,000
                                                  --------------------------------------------------------

Total assets                                       $ 2,179,231    $ 1,021,139   $ 2,537,439  $ 2,390,322
                                                  ========================================================


Liabilities and Parent Company Investment
Current liabilities:
  Accounts payable                                 $   964,524    $   107,309   $   564,909  $   377,597
  Accrued expenses                                     440,045         39,973       173,707            -
                                                  --------------------------------------------------------
Total liabilities                                    1,404,569        147,282       738,616      377,597
                                                  --------------------------------------------------------

Parent Company investment                              774,662        873,857     1,798,823    2,012,725
                                                  --------------------------------------------------------

Total liabilities and Parent Company investment    $ 2,179,231    $ 1,021,139   $ 2,537,439  $ 2,390,322
                                                  ========================================================

See accompanying notes.


                                         LP Innovations, Inc.

                     Consolidated Statements of Operations and Parent Company Investment

                                            For the years ended                 For the six months ended
                                 February 2,     February 3,    January 29,     August 2,     August 4,
                                    2002            2001            2000          2002           2001
                               ----------------------------------------------------------------------------
                                                                                (unaudited)  (unaudited)

Sales                            $7,675,378      $3,332,409      $1,577,990     $3,489,676    $4,664,092
Cost of goods sold                6,713,187       2,135,839       1,103,566      2,501,106     3,290,308
                               ----------------------------------------------------------------------------
Gross profit                        962,191       1,196,570         474,424        988,570     1,373,784
                               ----------------------------------------------------------------------------


Expenses:
Selling, general and
    administrative                5,646,359       2,820,647       1,190,179      4,166,049     2,645,225
Provision for doubtful
accounts                            700,000               -               -        128,025       533,491
Depreciation                         47,492          17,493          12,429         34,297        16,742
Writedown of goodwill               100,000               -               -              -             -
                               ----------------------------------------------------------------------------
Total expenses                    6,493,851       2,838,140       1,202,608      4,328,371     3,195,458
                               ============================================================================

Net loss                         (5,531,660)     (1,641,570)       (728,184)    (3,339,801)   (1,821,674)

Parent Company investment at
    beginning of period             873,857         304,430               -        774,662       873,857
Funding from Parent Company
                                  5,432,465       2,210,997       1,032,614      4,363,962     2,960,542
                               ----------------------------------------------------------------------------

Parent Company investment at
    end of period                $  774,662      $  873,857      $  304,430     $1,798,823    $2,012,725
                               ============================================================================

See accompanying notes.

                              LP Innovations, Inc.

                      Consolidated Statements of Cash Flows

                                          For the years ended                 For the six months ended
                               February 2,     February 3,    January 29,     August 2,       August 4,
                                   2002           2001           2000            2002           2001
                             ------------------------------------------------------------------------------
                                                                              (unaudited)   (unaudited)
Operating activities
Net loss                       $(5,531,660)    $(1,641,570)   $  (728,184)   $(3,339,801)    $(1,821,674)
Adjustments to reconcile net
     loss to net cash used
     in operating activities:
    Depreciation                     47,492          17,493         12,429         34,297          16,742
    Write-down of goodwill          100,000               -              -              -               -
    Provision for doubtful
     accounts                       700,000               -              -        128,025         533,491
    Changes in operating
     assets and liabilities:
     Accounts receivable           (936,918)       (398,791)      (235,639)      (278,786)     (1,475,102)
     Accounts receivable
       from related parties          32,446         (70,590)             -          7,121          50,010
     Inventory                     (590,124)        (75,636)          (830)      (203,561)       (245,361)
     Other assets                   (30,687)              -              -        (28,717)        (27,595)
     Accounts payable and
       accrued expenses           1,257,287         132,749         14,533       (665,953)        230,315
                             ------------------------------------------------------------------------------
Net cash used in operating
     activities                  (4,952,164)     (2,036,345)      (937,691)    (4,347,375)     (2,739,174)

Investing activities
Purchase of business                      -        (100,000)             -                              -
Purchases of equipment             (506,387)        (52,493)       (90,996)       (16,587)       (247,454)
                             ------------------------------------------------------------------------------
Net cash used in investing
    activities                     (506,387)       (152,493)       (90,996)       (16,587)       (247,454)

Financing activities
Funding from Parent Company       5,432,465       2,210,997      1,032,614      4,363,962       2,960,542
                             ------------------------------------------------------------------------------
Net cash provided by
    financing activities          5,432,465       2,210,997      1,032,614      4,363,962       2,960,542
                             ------------------------------------------------------------------------------

Net (decrease) increase in
cash                                (26,086)         22,159          3,927              -         (26,086)

Cash at beginning of period          26,086           3,927              -              -          26,086
                             ------------------------------------------------------------------------------

Cash at end of period          $         -     $    26,086    $     3,927    $         -     $         -
                             ==============================================================================


See accompanying notes.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              LP Innovations, Inc.

                                February 2, 2002

-------------------------------------------------------------------------------------------------------------------------
               COL. A                    COL. B                    COL. C                   COL. D.          COL. E
-------------------------------------------------------------------------------------------------------------------------
                                                                 Additions
                                                     -----------------------------------
                                       Balance at    Charged to Costs  Charged to Other    Deductions--   Balance at End
            Description               Beginning of     and Expenses    Accounts--Describe   Describe        of Period
                                        Period
-------------------------------------------------------------------------------------------------------------------------
Year Ended February 2, 2002:
     Allowance for doubtful accounts    $        -       $  700,000                        $        -       $  700,000
                                        ==========       ==========                        ==========       ==========

Year Ended February 3, 2001:
     Allowance for doubtful accounts    $        -       $        -                        $        -       $        -
                                        ==========       ==========                        ==========       ==========

Year Ended January 29, 2000:
     Allowance for doubtful accounts    $        -       $        -                        $        -       $        -
                                        ==========       ==========                        ==========       ==========


                              LP Innovations, Inc.
                   Notes to Consolidated Financial Statements

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Line of Business
LP Innovations, Inc. (the "Company") is a wholly owned subsidiary of the Casual Male Retail Group, Inc ("CMRG" or the "Parent Company"), formerly known as Designs, Inc. ("Designs"). In May 2002, pursuant to an auction ordered by the bankruptcy court, Designs acquired substantially all of the assets of Casual Male Corp. and certain of its subsidiaries. Concurrently, Designs LPI Corp., a wholly owned subsidiary of Designs, acquired the assets of the Company, which at the time was a subsidiary of Casual Male Corp. The Company is engaged in providing outsourced loss prevention solutions to the retail industry including in-store audits, investigations, point-of-sale exception based reporting and security equipment sales, installation and monitoring.

In September 2002, the board of directors of CMRG approved a plan to spin off the Company in a distribution of the Company's common stock to CMRG stockholders. Immediately following the distribution, which is expected to be completed prior to February 1, 2003, the Company will be a separate, publicly held Company and CMRG will own no shares of the Company's common stock.

The consolidated financial statements include the accounts of the Company and, since December 30, 2000, the accounts of its wholly owned subsidiary, Securex LLC ("Securex") (see Note E). All intercompany accounts, transactions and profits have been eliminated.

As discussed in Note D, certain selling, general and administrative costs of CMRG or, prior to May 15, 2002, Casual Male Corp. have been allocated to the Company based on certain allocation criteria, principally sales. In the opinion of management, the methods for allocating such costs are reasonable. It is not practicable to estimate additional costs, if any, that would have been incurred by the Company had it operated as a separate entity during the periods presented.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from estimates.

The unaudited financial statements as of August 3, 2002 and August 4, 2001 and for the six month periods then ended may be subject to normal year-end adjustments. These statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the Company's financial position, results of operations and cash flows for the periods indicated.

Fiscal Year
The Company's fiscal year is a 52- or 53-week period ending on the Saturday closest to January 31. Fiscal years 2002, 2001 and 2000 ended on February 2, 2002, February 3, 2001 and January 29, 2000, respectively. Fiscal years 2002 and 2000 were 52-week periods; fiscal 2001 was a 53-week period.

Revenue Recognition
The Company provides its solutions to clients on either a service contract or project basis. Revenues from service contracts are recognized ratably over the life of the contract, usually 12 months; revenues from projects are recognized upon completion of the project. Revenue from equipment sales and installation is recognized when the customer accepts the equipment placed into service.

Inventory
Inventory consists principally of security equipment for resale to clients and is carried at the lower of cost or market on the first-in, first-out basis.

Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

For each of the three years in the period ended February 2, 2002, the Company was included in Casual Male Corp.'s consolidated federal and certain state income tax returns for income tax reporting purposes. However, income taxes in the Company's consolidated financial statements were calculated as if the Company had filed separate income tax returns for all periods presented.

Upon completion of the May 2002 purchase of the Company's assets by Designs LPI Corp, the carrying amount of the Company's assets and liabilities was adjusted to reflect the acquisition price paid by Designs LPI Corp. As a result, any deferred tax assets or liabilities recorded by the Company prior to the May 2002 purchase were eliminated effective with the purchase. For reporting periods ending after May 2002, the Company's financial statements present only those deferred tax assets and liabilities that arose subsequent to the May 2002 purchase.

Property and Equipment
Property and equipment are stated at cost. Major additions and improvements are capitalized while repairs and maintenance are charged to expense as incurred. Depreciation is computed on the straight-line method over the assets' estimated useful lives as follows:

        Equipment                                  Three to five years
        Furniture and fixtures                     Five to seven years

Advertising Costs
Advertising costs, which are included in selling, general and administrative expenses, are expensed when incurred. Advertising expense was $222,763, $190,930 and $2,914 for fiscal 2002, 2001 and 2000, respectively.

Impairment of Long-Lived Assets
The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company reviews its long-lived assets for events or changes in circumstances that might indicate the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of the assets by determining whether the carrying value of such assets over the remaining lives can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows using a discount rate reflecting the Company's average cost of funds. No impairment charges were recorded in fiscal 2002, 2001 or 2000.

Concentration of Credit Risk
The credit risk with respect to accounts receivable is minimized by the creditworthiness of the Company's customers and the Company's credit and collection policies. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. For fiscal 2002, 2001 and 2000 respectively, sales to Casual Male Corp. and Designs, collectively, represented 19%, 34% and 68%, respectively, of revenue. Amounts receivable from Casual Male Corp. and Designs, collectively, represented 4% and 10%, respectively, of accounts receivables at February 2, 2002 and February 3, 2001. In fiscal 2002, 2001 and 2000, sales to another, unrelated customer accounted for 20%, 38% and 10% of total revenue and 28% and 46% of accounts receivable at February 2, 2002 and February 3, 2001.

Financial Instruments
The recorded values of financial instruments, including receivables and accounts payable, approximate fair value due to their short maturity.

B.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                            February 2,     February 3,
                                               2002             2001
                                           -------------- -------------

Furniture and equipment                         $626,968      $123,475
Hardware and software                             22,908        18,541
                                           -------------- -------------
                                                 649,876       142,016
Less accumulated depreciation                     77,414        28,449
                                           -------------- -------------
Total property and equipment                    $572,462      $113,567
                                           ============== =============

C.  INCOME TAXES

The components of the net deferred tax assets as of February 2, 2002 and February 3, 2001 are as follows:

                                            February 2,   February 3,
                                               2002           2001
                                           -------------- -------------
Excess of book over tax                     $     7,000    $        -
    depreciation/amortization
Allowance for doubtful accounts                 252,000             -
Inventory valuation reserve                     101,000             -
Net operating loss carryforwards              2,469,000       879,000
                                           -------------- -------------
Deferred tax asset                            2,829,000       879,000
Valuation allowance                          (2,829,000)     (879,000)
                                           -------------- -------------
Total deferred tax assets, net              $         -    $        -
                                           -------------- -------------

As of February 2, 2002, the Company had net operating loss carryforwards of $6,850,000 for federal and state income tax purposes that would have been available to offset future taxable income through fiscal year 2022. Realization of the Company's deferred tax assets, which related principally to these net operating loss carryforwards was dependent on generating sufficient taxable income in future periods. Accordingly, the valuation allowance at February 2, 2002 and February 3, 2001 was primarily attributable to the potential that certain deferred federal and state tax assets would not have been realizable within this period.

As discussed in Note A, any deferred tax assets or liabilities recorded by the Company prior to its May 2002 purchase by Designs LPI Corp. were eliminated effective with the purchase. For reporting periods ending after May 2002, the Company's financial statements present only those deferred tax assets and liabilities that arose subsequent to the May 2002 purchase.

The provision (benefit) for income taxes consists of the following:

                                                         Years ended
                                           February 2,    February 3,   January 29,
                                               2002           2001          2000
                                          --------------- ------------- -------------
Current:
     Federal                               $(1,454,000)    $  (470,000)  $  (241,000)
     State                                    (132,000)        (43,000)      (22,000)
                                          --------------- ------------- -------------
                                            (1,586,000)       (513,000)     (263,000)
                                          --------------- ------------- -------------
Deferred:
     Federal                               $ 1,454,000     $   470,000   $   241,000
     State                                     132,000          43,000        22,000
                                          --------------- ------------- -------------
                                             1,586,000         513,000       263,000
                                          --------------- ------------- -------------
Total provision                            $         -     $         -   $         -
                                          --------------- ------------- -------------

The following is a reconciliation between the statutory and effective income tax rates:

                                                         Years ended
                                           February 2,    February 3,   January 29,
                                               2002           2001          2000
                                          --------------- ------------- -------------
Federal income tax at the statutory rate          34%             34%           34%
State income and other taxes, net of
     federal tax benefit                           3%              3%            3%
Change in valuation allowance                    (37)%           (37)%         (37)%
                                          --------------- ------------- -------------

Provision for income tax                           0%              0%            0%
                                          =============== ============= =============

The Company neither paid income taxes nor received income tax refunds for fiscal years 2000, 2001 or 2002.

D.  TRANSACTIONS WITH AFFILIATES

Certain general and administrative expenses of the Company, including rent expense related to the Company's corporate offices and certain equipment used by the Company, are incurred directly by CMRG or, prior to May 15, 2002, Casual Male Corp., and charged to the Company using allocation criteria, primarily sales. For fiscal 2002, 2001 and 2000 such expenses totaled $833,616, $455,180 and $220,008, respectively, and are included in selling, general and administrative expenses in the accompanying statement of operations and stockholder's equity.

The Company provides loss prevention services to CMRG and, prior to May 15, 2002, Casual Male Corp. and Designs. For fiscal 2002, 2001 and 2000 revenue from Casual Male Corp. and Designs totaled $1,466,991, $1,146,723 and $1,075,714, respectively.

In fiscal 2002, 2001 and 2000, the net amount due to Casual Male Corp. as a result of the transactions described above, as well as funding for working capital needs, was recorded as Parent Company investment.

Prior to the acquisition in May 2002, employees of the Company participated in the 401(k) profit sharing plan of Casual Male Corp (the Plan). Under the Plan, Casual Male Corp. matched 50% of each qualified employee's contribution up to 6% of the employee's salary. Subsequent to the acquisition, the Plan is administered by CMRG with no significant change to the provisions of the Plan.

E.  ACQUISITION OF SECUREX

In January 2001, Casual Male Corp. paid $100,000 to acquire all of the assets of Securex, a security business. The acquisition was accounted for as a purchase under accounting principles generally accepted in the United States. At acquisition, the fair value of the net tangible assets acquired was immaterial and the entire purchase price was allocated to goodwill. In fiscal 2002, due in part to the uncertainty resulting from the Casual Male Corp. bankruptcy, management determined that the carrying amount of the goodwill should be written off.

F.      PRO FORMA INFORMATION (unaudited)

The following unaudited pro forma statement of operations assumes the acquisition of Securex had occurred on January 30, 2000. The pro forma statement of operations is not necessarily indicative of expected results of operations for any future period.

            Pro forma Condensed Consolidated Statements of Operations

                                                          For the
                                                         Year ended
                                                        February 3,
                                                            2001
                                                       ---------------

              Sales                                    $   3,332,409
              Gross profit                                 1,837,275
              Net loss                                    (1,454,260)

Through and including _________ (the 25th day after the distribution date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver an information statement/prospectus. This is in addition to a dealer's obligation to deliver an information statement/prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.







       Distribution of Approximately 5,100,000 Shares of Common Stock and Offering of Approximately 6,100,000 Shares of Common Stock Underlying Warrants


                              LP Innovations, Inc.




                                ----------------
                        INFORMATION STATEMENT/PROSPECTUS
                                 ---------------






                                 --------------

                                     PART II

                 INFORMATION NOT REQUIRED IN INFORMATION STATEMENT/PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the costs and expenses payable in connection with the distribution and/or sale of the common stock being registered.

                                                             Amount to
                                                              be Paid
                                                         -----------------

SEC registration fee                                      $       449
Legal fees and expenses                                             *
Accounting fees and expenses                                  150,000
Printing and engraving                                          2,500
Transfer agent fees                                             3,000
Premiums for director and officer insurance                         *
Miscellaneous                                                       *
                                                         ------------
Total                                                               *
                                                         ============
         ----------
         * To be filed by amendment.



Item 14.  Indemnification of Directors and Officers

        The Registrant will indemnify each person who at any time is, or in the past served as, a director or officer of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of the Registrant, or served at the request of the Registrant as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Nevada Revised Statutes. This right of indemnification is not exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. Such indemnification shall include payment by the Registrant, in advance of the final disposition of any suit or proceedings, of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. The Registrant may accept any such undertaking without reference to the financial ability of the person to make such repayment.

        No director of the Registrant will be personally liable to the Registrant or to any of our stockholders for monetary damages arising from the director's breach of fiduciary duty as a director of the Registrant, except to the extent that the elimination or limitation of liability is not permitted by the Nevada Revised Statues.

Item 16.  Exhibits and Financial Statement Schedules

  Exhibit No.    Description

      3.1        Articles of Incorporation of LP Innovations, Inc.

      3.2        Certificate of Voting Powers, Designations, Preferences, Limitations,
                 Restrictions and Relative Rights of Series A Convertible Preferred Stock of
                 LP Innovations, Inc. (1)

      3.3        Bylaws of LP Innovations, Inc.

      4.1        Form of LP Innovations, Inc. Common Stock Certificate (1)

      4.2        Form of LP Innovations, Inc. Series A Convertible Preferred Stock
                 Certificate (1)

      4.3        Form of LP Innovations, Inc. Warrant Certificate (1)

      5.1        Opinion of Kramer Levin Naftalis & Frankel LLP (1)

     10.1        Form of LP Innovations, Inc. 2002 Stock Incentive Plan

     10.2        Form of Loan and Security  Agreement  between Casual Male Retail Group, Inc.

                 and LP Innovations, Inc. and Promissory Note of LP Innovations, Inc.

     10.3        Form of LP Innovations, Inc. Warrant Agreement between LP Innovations, Inc.
                 and American Stock Transfer & Trust Company (1)

     10.4        Form of Administrative Services Agreement between Casual Male Retail Group,
                 Inc. and LP Innovations, Inc.

     10.5        Form of Tax Sharing Agreement between Casual Male Retail Group, Inc. and LP
                 Innovations, Inc.

     10.6        Form of Employment Agreement between LP Innovations, Inc. and Steven P. May

     10.7        Form of Employment Agreement between LP Innovations, Inc. and Craig
                 Matsumoto

     10.8        Form of Employment Agreement between LP Innovations, Inc. and Douglas A.
                 Laue

     10.9        Form of Restricted Stock Grant Agreement between LP Innovations, Inc. and each of Steven P. May, Craig Matsumoto and Douglas A. Laue

     10.10       Loss Prevention  Service Agreement  between LP Innovations,  Inc. and Casual
                 Male Retail Group, Inc. (1)

     21.1        List of Significant Subsidiaries:

                         Securex LLC

     23.1        Consent of Independent Auditors

     99.1        Important Tax Information, Substitute Form W-9 and Guidelines (1)

     99.2        Letter from  Seymour  Holtzman,  Chairman of the Board of Casual Male Retail
                 Group, Inc., to stockholders of Casual Male Retail Group, Inc. (1)

     99.3        Letter  from  Steven  P.  May,   President  of  LP  Innovations,   Inc.,  to
                 stockholders of Casual Male Retail Group, Inc. (1)

---------------------

(1) To be filed by amendment.

Item 17.  Undertakings

        The undersigned Registrant hereby undertakes:

        (1) That insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of information statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of information statement/prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of information statement/prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of information statement/prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Canton, Commonwealth of Massachusetts, on this 27th day of November, 2002.

                                 LP INNOVATIONS, INC.

                                 (Registrant)


                                 By: /s/  Douglas A. Laue
                                     ---------------------------------
                                 Name:   Douglas A. Laue
                                 Title:  Chief Financial Officer

                                POWER OF ATTORNEY

        We, the undersigned directors and/or officers of LP Innovations, Inc. (the "Company"), hereby severally constitute and appoint Douglas A. Laue and Dennis R. Hernreich, and each of them individually, with full powers of substitution and re-substitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 (this "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration under the Securities Act, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

           Signature                         Title(s)                          Date

/s/  Steven P. May                President                             November 27, 2002
--------------------------
Steven P. May                     (Principal Executive Officer)

/s/  Douglas A. Laue              Chief Financial Officer               November 27, 2002
--------------------------
Douglas A. Laue                   (Principal Financial and
                                   Accounting Officer)

/s/  Dennis R. Hernreich          Director                              November 27, 2002
--------------------------
Dennis R. Hernreich

/s/  David A. Levin               Director                              November 27, 2002
--------------------------
David A. Levin

                                INDEX TO EXHIBITS


  Exhibit No.    Description

      3.1        Articles of Incorporation of LP Innovations, Inc.

      3.2        Certificate of Voting Powers, Designations, Preferences, Limitations,
                 Restrictions and Relative Rights of Series A Convertible Preferred Stock of
                 LP Innovations, Inc. (1)

      3.3        Bylaws of LP Innovations, Inc.

      4.1        Form of LP Innovations, Inc. Common Stock Certificate (1)

      4.2        Form of LP Innovations, Inc. Series A Convertible Preferred Stock
                 Certificate (1)

      4.3        Form of LP Innovations, Inc. Warrant Certificate (1)

      5.1        Opinion of Kramer Levin Naftalis & Frankel LLP (1)

     10.1        Form of LP Innovations, Inc. 2002 Stock Incentive Plan

     10.2        Form of Loan and Security  Agreement  between Casual Male Retail Group, Inc.

                 and LP Innovations, Inc. and Promissory Note of LP Innovations, Inc.

     10.3        Form of LP Innovations, Inc. Warrant Agreement between LP Innovations, Inc.
                 and American Stock Transfer & Trust Company (1)

     10.4        Form of Administrative Services Agreement between Casual Male Retail Group,
                 Inc. and LP Innovations, Inc.

     10.5        Form of Tax Sharing Agreement between Casual Male Retail Group, Inc. and LP
                 Innovations, Inc.

     10.6        Form of Employment Agreement between LP Innovations, Inc. and Steven P. May

     10.7        Form of Employment Agreement between LP Innovations, Inc. and Craig
                 Matsumoto

     10.8        Form of Employment Agreement between LP Innovations, Inc. and Douglas A.
                 Laue

     10.9        Form of Restricted Stock Grant Agreement between LP Innovations, Inc. and each of Steven P. May, Craig Matsumoto and Douglas A. Laue

     10.10       Loss Prevention  Service Agreement  between LP Innovations,  Inc. and Casual
                 Male Retail Group, Inc. (1)

     21.1        List of Significant Subsidiaries:

                         Securex LLC

     23.1        Consent of Independent Auditors

     99.1        Important Tax Information, Substitute Form W-9 and Guidelines (1)

     99.2        Letter from  Seymour  Holtzman,  Chairman of the Board of Casual Male Retail
                 Group, Inc., to stockholders of Casual Male Retail Group, Inc. (1)

     99.3        Letter  from  Steven  P.  May,   President  of  LP  Innovations,   Inc.,  to
                 stockholders of Casual Male Retail Group, Inc. (1)

---------------------

(1) To be filed by amendment.